                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                 AMENDMENT NO. 2
                                       TO
                                     FORM 10



                   GENERAL FORM FOR REGISTRATION OF SECURITIES


        PURSUANT TO SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934




                                FRM NEXUS, INC.
            (Exact name of registrant as specified in its charter)



             Delaware                                          13-3754422
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                            Identification No.)



             271 North Avenue                         New Rochelle, NY 10801
(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code  (914) 636-3432



Securities to be registered pursuant to Section 12(g) of the Act:


                     Common Stock, Par Value $.10 Per Share
                                (Title of Class)

ITEM 1.   BUSINESS


Formation of the Company


      FRM NEXUS, INC. (the "Company" or "Nexus") was incorporated in the State of Delaware on November 17, 1993 under the name of PSI Settlement Corp. pursuant to a Stipulation of Settlement dated as of November 15, 1993 (the "Stipulation") filed in the United States District Court for the Southern District of New York (the "Federal Court") in a shareholder Class Action, Sandler v. Programming and Systems Incorporated ("PSI") et al, 92 Civ 5292 (the "Class Action"). Prior to 1994 PSI was engaged in the business of owning and operating vocational schools in twelve cities in the United States, principally teaching computer programming and maintenance.

      The Class Action was commenced on July 16, 1992 against the defendants for damages sustained by shareholders of PSI by reason of alleged understatement of net income for the fiscal year ended February 28, 1989 and the alleged overstatement of net income for the fiscal years ended February 28, 1990 and 1991, which were alleged to be violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, the Rules promulgated thereunder and the common law.

      After certain discovery and independent investigation by plaintiff's counsel into the facts and circumstances relevant to the allegations in the Class Action, the parties entered into the Stipulation, which released the defendants from all claims which the Class Members asserted, or could have asserted, in the Class Action in consideration of the payment by PSI of (i) $1,400,000 and (ii) the transfer to the Company of the non-vocational-school assets of PSI and the delivery to Escrow Agents of all outstanding shares of the Company to hold for the benefit of the shareholders of PSI.


      The assets transferred by PSI to the Company in payment of the settlement included all of the Wendy's Restaurants assets, the real estate investments held by PSI and all of the outstanding capital stock of the wholly-owned subsidiaries which owned restaurant and real estate assets. Initially the Stipulation contemplated that the Company would liquidate these assets and distribute the proceeds to the PSI shareholders. However on April 28, 1995 the Stipulation was amended to provide that the Company could continue to operate rather than liquidate provided the escrowed shares of Nexus were delivered out to PSI shareholders by June 12, 1997 and listed for trading on NASDAQ. It was anticipated that the shares of the Company's stock would be released from escrow, registered pursuant to Section 12(g) of The Securities Exchange Act of 1934 (the "Exchange Act") and followed by an application to list the common stock on NASDAQ.


      On November 17, 1993 Judge Sweet signed his Order granting preliminary approval of the Settlement and ordered a Settlement Hearing to be held on January 5, 1994, pursuant to the

Federal Rules of Civil Procedure ("FRCP"), to determine whether the Settlement is fair, reasonable and adequate and should be approved by the Court. Notice of the Settlement Hearing was given to all PSI shareholders and after all persons having any objection to the proposed Settlement had been given an opportunity to present such objections to the Court, Judge Sweet signed the Final Judgment and Order on January 21, 1994 approving the Settlement Stipulation.

      The same procedure under the FRCP was followed with respect to the Amendment to the Settlement Stipulation signed on April 28, 1995. The Hearing was held on June 12, 1995 and the Court signed the Order Amending the Final Judgment and Order on June 12, 1995.


      On February 23, 1996, the Company amended its certificate of incorporation to change its corporate name to FRM Nexus, Inc. and to change its authorized capital stock to 2,000,000 shares of common stock of the par value of ten (10(cent)) cents per share. On July 23, 1996 Judge Sweet signed the Stipulation and Order authorizing the Escrow Agents to release 1,211,635 shares of Nexus' common stock to the holders of record of PSI common stock in the ratio of one share of Nexus common stock for each three shares of PSI common stock. On or about August 12, 1996 the said shares were released to 1,186 record holders of PSI common stock representing about 2,500 beneficial owners of the Company's shares.



      On November 14, 1996 an annual meeting of stockholders of Nexus was held pursuant to Section 211 of the Delaware General Corporation Law and the Order of the Court of Chancery of the State of Delaware (New Castle County) dated October 10, 1996. At that meeting the five persons named herein were elected as Directors of Nexus until the next Annual Meeting of Stockholders which will be held in 1998. None of the five Directors was an officer, director or employee of PSI prior to November 15, 1993 and none of them has been an officer, director or employee of PSI since they were elected as Directors of Nexus on November 14, 1996. Three of the five Directors of Nexus were never an officer, director or employee of PSI and the other two, Seth Grossman and Jed Schutz, were directors of PSI only during the period that the Escrow Agents held the Company's shares for the benefit of the Company's present shareholders.




Description of Business


      The FRM in the Company's name stands for the three markets in which Nexus is presently engaged - Food Services, Real Estate Development and Medical Financing.


      THE FOOD SERVICES DIVISION presently consists of sixteen Wendy's restaurants, eight in West Virginia and eight in New York owned by Wendclark Corp. and Wendcello Corp., wholly owned subsidiaries of Nexus. The restaurants are operated by two management corporations, in which Nexus has no interest, under franchise agreements with Wendy's International, the public company listed on the New York Stock Exchange. The management agreements provide for the sharing of the operating profits of the restaurants and certain proceeds of the sale or refinancing of the restaurants. This division commenced business in 1990, when it was part of PSI, with the purchase of eleven restaurants. Since 1990 five additional restaurants were constructed or acquired with the funds and credit of the two Nexus subsidiaries and the management companies. This division has usually been profitable, although just as the economy has fluctuated, so too have the results of operations of the restaurants. Since February 28, 1997 sales and net income of this division has improved, as has Wendy's franchisees generally.


      THE REAL ESTATE DEVELOPMENT DIVISION of the Company presently conducts its operations through PSI Capital Corp and Yolo Equities Corp., wholly-owned subsidiaries which own and/or control the fee interests in a variety of parcels of real estate, in which co-investors also have interests. Nexus controls the development, for residential and commercial use, of this real estate which is located in New York and Connecticut. See Note 5 of Notes to Consolidated Financial Statements for the fair market values of these properties or the values that were carried on the Company's Balance Sheet, if less than fair market value at the respective Balance Sheet dates. A brief description of each parcel follows:

Goshen, New York. A subdivision plan for the development of 165 single family homes in the Village of Goshen, Orange County, New York, was recently agreed upon in settlement of a lawsuit between the Company and the Village of Goshen. The lawsuit had been commenced by the Company to enforce a previously approved subdivision plan for the property. Participating in the settlement was Windemere Pines at Goshen, Inc., a part of the Windemere Group of construction companies, in which Jed Schutz, a director of Nexus, is an officer, director and shareholder ("Windemere"). Nexus has agreed with Windemere for the joint development of the parcel on terms which will assure Nexus of a specified profit on its land, with the financing to be provided by Windemere and a sharing of the profits or losses to be realized in the joint construction and sale of the homes.

      In February and August, 1996, Nexus sold the 165 building lots to Windemere for $2,499,150 to be paid principally from construction loan funding plus an additional $2,499,750 contingent on the amount of profit to be realized on the construction and sale of the homes to be built on the lots. The sale was accounted for using the installment method resulting in a deferral of income as to the non-contingent payment. The contingent profit has not been reflected in the Company's net income because of its contingent nature. See Notes 5C and 9D2 of Notes to Consolidated Financial Statements.

East Granby, Connecticut. The Company owned a partially built two-story office building located at 2 Gateway Boulevard in East Granby, Connecticut which was carried at the value of $900,000 on February 28, 1995. In the fiscal year ended February 29, 1996, the Company spent about $1,300,000 in developing the site and improving a portion of the building. In February 1996, the property was sold to Gateway Granby, LLC. ("Gateway") for $4,800,000, of which $2,900,000 has since been paid and $1,900,000, as reduced by amortization, is held by the Company pursuant to a purchase money second mortgage. The Company retained a lease on the first floor of the building for sublease to a subtenant. The Company is using the financing method to report this sale-leaseback transaction. See Notes 1-0, 2, 5F, 9D1 and 9H of Notes to Consolidated Financial Statements.



      Nexus sold the building in order to realize the $2,900,000 of cash proceeds. It retained the leasehold of the unfinished space in order to make the sale at the negotiated price, and have the risk and benefit of subleasing the first floor to an occupant. In June 1997 a major tenant signed an agreement to lease the entire first floor commencing September 1, 1997. The construction and landscaping costs were completed by that tenant and the Company's contribution was $559,750. The rental payable by the major tenant for Nexus' benefit for the first five years exceeds the rental payable under Nexus' retained leasehold. If the renewal option is exercised at the then market value this excess to Nexus may be greater in the remaining 3 1/2 years of the Company's retained leasehold (it cannot be reduced). Gateway is owned and managed by investors, unrelated to the officers and directors of Nexus, except that Daniel Elstein, who has 10.5% interest in Gateway, was a director of Nexus from November 1996 to October 1997.


Hunter, New York. Nexus controls the fee interest in various properties in Hunter, New York, in which it owns the principal co-investment interest. The properties consist of undeveloped acreage in an area known as Hunter Highlands, which is adjacent to the Hunter Mountain Ski Slopes in the town of Hunter, Greene County, New York. The undeveloped acreage, which Nexus plans to develop, is zoned for single family residences, condominium units and a hotel site. There is already constructed on the property a water treatment plant, a clubhouse with restaurant, tennis courts and swimming pool, a small office building and 8 unsold condominium units. Adjoining the site are some 200 condominium units owned by unrelated persons, who purchased their resort homes from prior owners of Hunter Highlands.

      Hunter, New York has been depressed economically in recent years, which gave rise to the Company's acquisition of this property through the mortgage foreclosure process. Management believes that these properties have a present value in excess of the cost of $1,097,897 carried on its balance sheet at February 28, 1997 and have potential for profitable development if there is recovery in the market for second homes in that area. See Note 5 of Notes to Consolidated Financial Statements.

Brookfield, Connecticut. Nexus owns the fee interest in two parcels of undeveloped land in Brookfield, Connecticut which is carried on the balance sheet at $476,472, which is the face value of the mortgage which the Company foreclosed to acquire its fee title plus foreclosure costs and capitalized costs. The $476,472 is believed to be less than fair market value. Nexus plans to develop both parcels for commercial use unless it receives an acceptable offer to purchase either or both of them.. One parcel is on Federal Road, across from the popular Stew Leonards' Supermarket. The other is a short distance from this location. Nexus has obtained approval to develop a 23,000 square foot retail building on the first parcel and plans to seek approval for a restaurant or office structure on the second parcel.

Middletown, Connecticut. Nexus formerly owned several parcels of improved land in Middletown, Connecticut. These parcels were not readily available for profitable development and have been sold.

Pound Ridge, New York. This parcel consisted of an unimproved 4 acre lot zoned for one family residence in Pound Ridge, New York. It has been sold for $225,000, the price at which it was carried on the Company's balance sheet.

Other Properties. Nexus, alone or with co-investors and joint ventures, intends to acquire other lands for development of residential, commercial and office structures, when management identifies opportunities for enhancement of shareholder values.


      THE MEDICAL FINANCING DIVISION of the Company conducts its operations through a wholly-owned subsidiary, Medical Financial Corp. ("MFC"), a start-up company with its first full year of operations included in the fiscal year ended February 28, 1996. MFC purchases insurance company receivables, paying cash to the medical provider in return for a negotiated fee. For its clients, MFC delivers valuable services and increased liquidity, which is normally unavailable to medical groups from traditional lenders. MFC's services include an organized, efficient collection of the customers' receivables and management information systems reports of their clients' practices. The profitability of this division in the current and future fiscal years will depend on management's ability to obtain favorable contracts with additional clients and employ its resources at fuller capacity. In the Company's current fiscal year the value of contracts currently in force increased from financing approximately $600,000 per month at March 1, 1997 to about $1,100,000 per month at August 31, 1997.



Marketing


      The Company's Wendy's Restaurants participate in Wendy's national advertising campaigns pursuant to the franchise agreements with Wendy's International. National advertising includes network television, radio and print media. The Company's restaurants supplement the franchisor's national efforts with local and regional newspapers, TV, radio and outdoor advertising, where appropriate to the locale. See Note 9A to the Consolidated Financial Statements.

      The Company's marketing in its real estate activities has been limited in the past, and for the present, to working with real estate brokerage firms in connection with the sale and leasing of properties. Development of the homes in Goshen, NY is expected to commence in 1998 and Nexus is planning to employ a marketing firm to assist it in pricing, advertising and selling the one-family homes during the construction phases of the development.

      The Medical Financing Division has heretofore marketed its services to medical groups through its own individual employees and consultants. MFC recently retained a marketing firm to design a brochure for a direct mail and personal recruiting campaign scheduled to begin in 1998.




Competition


      The Company's restaurant business is highly competitive, with the many stores in the diverse fast food service field, particularly the McDonalds and Burger King franchisees which are members of larger national restaurant chains.

      The Company's presently owned real estate held for development and sale
(i) for its own account is located in Hunter, New York and Brookfield, Connecticut and (ii) in joint venture with Windemere is located in Goshen, New York. The real estate markets in those communities have been depressed in the past years, so that competition has not been a factor. With the expectation of improved demand and financing for purchasers, the Company will be competing with many owners and developers in the locale to market properties which it presently owns and which will be developed and built for sale or lease.

      MFC competes with a wide variety of financial service companies, including banks, and other lending and factoring companies which provide financial assistance and bill collection services to medical providers. The Company's services are designed to serve a niche market and in its focus on purchasing and collecting insured receivables of certain medical groups, the competition is limited to only a few companies of which it is aware.



Trademarks


      The Company's use of the tradename, trademark and logo for Wendy's is pursuant to franchise agreements with Wendy's International for each of its 16 restaurants. These agreements have terms extending many years and there is no reason to expect that the franchises will not be renewed whenever they expire. The day to day operations of the Wendy's subsidiaries, Wendcello Corp. and Wendclark Corp. are managed by two management companies, whose principals have similar agreements with other Wendy's franchisees. Their experience and performance as franchise managers has forged a mutually respected relationship with Wendy's International which has enabled Wendclark and Wendcello to grow the number of restaurants in their region and to foster the expectation of continuing cooperation. See Notes 9A and 8 to the Consolidated Financial Statements.

Employees



As of December 1, 1997 the Company had 538 employees in its Wendy's operations, 10 employees at MFC and 4 employees in its real estate and parent company operations. None of the Company's employees is represented by a union and Nexus considers its relationship with its employees to be good.




Regulatory Laws



The Company is in compliance with all environmental laws relating to hazardous substances in real property. Future compliance with such environmental laws is not expected to have a material effect on its business. In addition the Company must comply with health and occupancy regulatory laws of the federal, state and municipal governments relating to the Wendy Restaurants and the regulations of said governments relating to businesses generally. The cost of such compliance is important but continued compliance is not expected to have a material effect on its business.




ITEM 2.     FINANCIAL INFORMATION.





      There are filed as part of this registration statement, (i) the Unaudited Consolidated Financial Statements and Data listed in the Index at page U-1 hereof and (ii) the Audited Consolidated Financial Statements and Schedules listed in the Index at page F-1 hereof. Selected Consolidated Financial Data for the Four Fiscal Years Ended February 28, 1997 and the Six Months Ended August 31, 1997 and August 31, 1996 and as of February 28, 1994, 1995, 1996, 1997 and
August 31, 1996 and 1997 is provided at page U-2 hereof.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION




      All statements contained herein that are not historical facts, including but not limited to, statements regarding future operations, financial condition and liquidity, expenditures to develop real estate owned by the Company, future borrowing, capital requirements and the Company's future development plans are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause actual results to differ materially are the following: changes in the business of the Company's medical provider clients, changes in the real estate, fast food and financial markets, and other risk factors described in the Company's reports filed and to be filed from time to time with the Commission.


      The discussion and analysis below is based on the Company's Consolidated Financial Statements and related Notes thereto included herein and incorporated herein by reference.


OVERVIEW


      Nexus generates revenues from three business segments: food services, real estate and medical financing. Revenues in the real estate division vary substantially from period to period depending on when a particular transaction closes and depending on whether the closed transaction is recognized for accounting purposes as a sale or reflected as a financing or is deferred to a future period. The following selected segment data for the three years ended February 28, 1995, 1996 and 1997 and the six months ended August 31, 1996 and 1997 is derived from the Company's consolidated financial statements.



                                                                                             Six Months
                                                                                           Ended August 31,
                                        Fiscal Year Ended February 28,                       (Unaudited)
                                   1995             1996             1997             1996                1997
                                 --------         --------         --------         --------            --------
                                                              (In Thousands)
Operating revenue:
      Food services              $ 14,524         $ 14,536         $ 16,263         $  8,308            $  8,939
      Real estate                       0              293              820              866                  75
      Medical financing                 0              254              217               41                 316
                                 --------         --------         --------         --------            --------
      Total revenue              $ 14,524         $ 15,083         $ 17,300         $  9,215            $  9,330
                                 ========         ========         ========         ========            ========


Operating profit (loss):
      Food services              $    622         $    (60)        $     99         $    132            $    336
      Real estate                    (123)            (277)          (1,424)            (617)               (417)
      Medical Financing               (12)             138               78                4                 (14)
                                 --------         --------         --------         --------            --------
      Total Profit (Loss)        $    487         $   (199)        $ (1,247)           $(481)           $    (95)
                                 ========         ========         ========         ========            ========

RESULTS OF OPERATIONS


COMPARISON OF RESULTS FOR THE SIX MONTHS ENDED AUGUST 31, 1997 TO THE SIX MONTHS ENDED AUGUST 31, 1996.



Revenues


Total revenues of the Company in the six months ended August 31, 1997 increased $115,000 from $9,215,000 in the prior six months to $9,330,000 in the six months ended August 31, 1997. The decrease of $791,000 in revenues from the real estate division was offset by increases of $631,000 in food services revenues and $275,000 in medical financing revenues.



Operating Loss



The Company's operating loss decreased $386,000 from a loss of $481,000 in the six months ended August 31, 1996 to an operating loss of $95,000 in the six months ended August 31, 1997. The increase in the operating profit in the food services of $204,000 was attributable to increased revenues. In the real estate division the operating loss was reduced by $200,000 due to curtailment of operating expenses. Results in the medical financing division decreased by $18,000 from a profit of $4,000 to a loss of $14,000 due to increase in operating costs in anticipation of the addition of new customers in the third quarter.




COMPARISON OF RESULTS FOR THE YEAR ENDED FEBRUARY 28, 1997 TO THE YEAR ENDED FEBRUARY 29, 1996.


REVENUES


Total revenues increased 15% from $15,083,000 in fiscal 1996 to $17,300,000 in fiscal 1997. Two new Wendy's restaurants were opened in fiscal 1996 and sales at the Company's Wendy restaurants rose from $14.5 million in fiscal 1996 to $16.2 million in fiscal 1997. Real estate revenues increased $527,000 from $293,000 in fiscal 1996 to $820,000 fiscal 1997. Revenues from the medical financing division declined $37,000 from $254,000 in fiscal 1996 to $217,000 in fiscal 1997.



COSTS AND EXPENSES

Direct costs in the food services division increased from $5 million in fiscal 1996 to $5.7 million in fiscal 1997 and selling, general and administrative expenses increased from $9.3 million to $9.8 million. The total revenue increase in the food services division of $1.7 million was offset by these total increases of $1.2 million plus the additional interest expense, depreciation, amortization and other expense increases of $341,000, resulting in an increase in operating income of the food services division of $159,000 from an operating loss $60,000 in fiscal 1996 to an operating profit of $99,000 in fiscal 1997.



Cost of sales and operating expenses in the real estate division increased from $570,000 in fiscal 1996 to $2,244,000 in fiscal 1997 an increase of $1,674,000 while revenue increased only $527,000, thereby producing an increased loss of $1,147,000 from a loss of $277,000 in fiscal 1996 to a loss of $1,424,000 in fiscal 1997.



Operating expenses of the medical financing division increased $23,000 in fiscal 1997 over fiscal 1996, and the revenues decreased $37,000, resulting in a reduction of $60,000 in operating profit, from $138,000 in fiscal 1996 to $78,000 in fiscal 1997. This was attributable to gearing up on staff and systems in anticipation of increased volume in fiscal 1998, which had occurred by August 31, 1997.


See Note 10 of Notes to Consolidated Financial Statements with respect to income taxes.



COMPARISON OF RESULTS FOR THE YEAR ENDED FEBRUARY 28, 1996 TO THE YEAR ENDED FEBRUARY 28, 1995.


REVENUES.


Total revenues increased $559,000 from $14,524,000 in fiscal 1995 to $15,083,000 in fiscal 1996. This was attributable to increased revenues of $293,000 and $254,000 in the real estate division and medical finance division which had no revenues in fiscal 1995, and also to a small increase of $12,000 in revenues of the food service division.



COSTS AND EXPENSES

In the food service division, the direct costs increased $119,000 from $4,854,000 in fiscal 1995 to $4,973,000 in fiscal 1996 and $575,000 in all other expenses, a total expense increase of $694,000. Since this was offset by only a $12,000 increase in revenues, there was a $682,000 drop in operating profit, from a profit $622,000 in fiscal 1995 to a loss of $60,000 in fiscal 1996. This result was due to lower margins relating to food sales and larger expenses relating to restaurant improvements which did not produce increases in sale volume until the following year.


Total costs in the real estate division increased $447,000 in fiscal 1996 over fiscal 1995 and since revenues increased $293,000, there was a $154,000 reduction in operating profit from a loss of $123,000 in fiscal 1995 to a loss of $277,000 in fiscal 1996.

Total operating expenses of the medical financial division were $104,000 higher in fiscal 1996 compared with fiscal 1995 so that the revenue increase of $254,000 produced an increase of $150,000 in operating profit, from a loss of $12,000 in final 1995 to a profit of $138,000 in fiscal 1996.


For Nexus combined, there was a $686,000 reduction in operating profit from a profit of $487,000 in fiscal 1995 to a loss of $199,000 in fiscal 1996, attributable principally to the decline in the operating profits of the food service division described above. The increase in the net profit of the medical financing division was offset by the comparable increase in the net loss in the real estate division.


See Note 10 of the Notes to Consolidated Financial Statements with respect to income taxes.




FINANCIAL CONDITION



COMPARISON OF FINANCIAL CONDITION AT FEBRUARY 29, 1997 TO FEBRUARY 28, 1996.



      Stockholders' equity declined by $1,269,325 from $5,616,310, or $4.64 per share, at February 29, 1996 to $4,346,985, or $3.59 per share, at February 28, 1997, attributable to a net loss of $1,259,009 in the fiscal year ended February 28, 1997 plus $10,316 of costs incurred on behalf of PSI. The reduction in stockholders' equity is principally attributable to the Company's use of the financing method to report a sale-leasehold transaction described in Notes 1-0 and 9B of the Notes to Consolidated Financial Statements. Also, the Company expects that its continuing involvement in the property, which precludes the reporting of the profit on the sale, will be extinguished in 1998, permitting the Company to eliminate this Finance Obligation and report the income on the sale. The working capital of the Company increased by $1,855,636 from a deficit working capital of $442,940 at February 29, 1996 to a positive working capital of $1,412,696 at February 28, 1997. The increase in the net book value of the fixed assets of $1,214,277 from $3,944,483 at February 29, 1996 to $5,158,760 at
February 28, 1997 is primarily attributable to the purchase of the land and building of four of the Company's restaurants described in Note 7B4 of Notes to Consolidated Financial Statements; as is a concomitant increase in Notes Payable.





COMPARISON OF FINANCIAL CONDITION AT AUGUST 31, 1997 TO FEBRUARY 28, 1997 AND AUGUST 31, 1996.



      Stockholders' equity declined $115,785 in the six months ended August 31, 1997, attributable to the Company's net loss in that period, from $4,346,985, or $3.59 per share, at February 28, 1997 to $4,231,200, or $3.49 per share, at August 31, 1997. The Company's working capital, decreased by $36,481 from $1,412,696 at February 28, 1997 to $1,376,215 at August 31, 1997. The Company's Finance Obligation increased by $138,355 in the six months ended August 31, 1997 from $3,036,466 at February 28, 1997 to $3,174,821 at August 31, 1997 because the Company received additional financing from this source.



      The reduction of stockholders' equity of $835,513 from $5,066,713 at August 31, 1996 to $4,231,200 at August 31, 1997 is attributable to net loss in the twelve months ended August 31, 1997. The principal effect on the comparable financial condition was a reduction of working capital of $784,277 from August 31, 1996 to August 31, 1997.




LIQUIDITY AND CAPITAL RESOURCES



      The Company's operating activities in fiscal 1998 including investments in the purchase of insured medical receivables will result in cash used by operations this year. The Company expects this trend to continue with the growth of its medical financing division. The funds for those needs are expected to be provided from financing activities such as asset-based borrowing on the Company's mortgages and accounts receivable.



      The Company anticipates that cash will be provided from its food service operations in fiscal 1998, which has shown improvement in operating profit in the first six months ended August 31, 1997. The real estate division is not expected to be a significant user of cash flow from operations after August 31, 1998 by reason of the receipt of rental income from the sublease of formerly vacant space in East Granby, Connecticut property which commenced on September 1, 1997. The rental income from that lease exceeds the rent which the Company had been, and will continue to be, paying for that space.


      The Company's real estate assets in Hunter, N.Y. and Brookfield, CT are owned free and clear of mortgages. Further development of those properties, at any significant cost, is expected to be funded by asset-based financing.


      The Company believes that its present cash resources and the cash available from financing activities will be sufficient on a short-term basis and over the next 12 months to fund continued expansion of its medical financing business, its company-wide working capital needs and expected investments in property and equipment. The Company intends to pace its growth in the medical financing division to its capacity to provide the funds from its financing activities. The Company has no present intention of increasing its capital from the sale of common stock, but that may be an option it will explore in the future should management decide that it will assist its goal of increasing the per-share value of the Company's outstanding shares.

ITEM 3. PROPERTIES.


         In addition to the real property held for development and sale as set forth in Item 1 above, Nexus owns certain property, land and equipment utilized in its Wendy's operations which are described in Notes 4 and 7A to the Consolidated Financial Statements herein, which secure, to the extent described in Note 7B, the four separate notes payable by Wendcello Corp.
and Wendclark Corp.


         The Wendy's restaurants are tenants in the various restaurant operating leases described in Note 9B to the Consolidated Financial Statements herein.



         Nexus' lease for its offices in New Rochelle, New York, which also house MFC's operations, expires on February 28, 1998 and is presently the subject of negotiations for a three year renewal at the same rent.


         All of the space leased by the Company is leased from unaffiliated third parties.




ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.



         The following table sets forth information regarding the beneficial ownership of Nexus common stock as of September 30, 1997 by (i) each person who owns beneficially more than 5% of Nexus Common Stock to the extent known to management and (ii) each executive officer and director of Nexus and (iii) all directors and executive officers, as a group. Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

                               Beneficially Owned
                               ------------------

Name                                                       Number        Percent
----                                                       ------        -------
Seth Grossman (a)(b)                                       101,777         8.4%

Jed Schutz (b)                                             101,777         8.4%

Joseph Dolan (c)                                                --          --

Daniel Elstein (c)                                              --          --

Allan Kornfeld (c)                                              --          --

Deborah Knowlton (b)                                            --          --

Lester Tanner (d)                                          118,493         9.8%

All directors and executive
   officers as a group (6 persons)                         203,554        16.8%


--------

         (a) Includes all shares owned by Seymour Grossman Pension Trust of which Seth Grossman is sole Trustee and beneficiary of 50% thereof.


         (b) The addresses of Seth Grossman, Jed Schutz and Deborah Knowlton is 271 North Avenue, Suite 520, New Rochelle, N.Y. 10801.



         (c) The address of Joseph Dolan is 35 Huckleberry Lane, East Hampton, NY 11937. The address of Daniel Elstein is 325 University Avenue, Syracuse, NY 13210. Dr. Elstein resigned as a director on October 15, 1997. The address of Allan Kornfeld is 5 Patterson Square, Newtown Square, PA 19073.


         (d) Includes all shares owned by Tanner & Gilbert P.C. Retirement Plan Trust, of which Lester Tanner is the sole Trustee and beneficiary of the shares in his segregated account. The address of Lester Tanner is 99 Park Avenue, New York, NY 10016. Seth Grossman is the son of Lester Tanner's wife, Dr. Anne-Renee Testa. Lester Tanner previously served as a director of the Company and is currently counsel to Nexus.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

         The executive officers and directors of Nexus are:


Name                        Age             Position
----                        ---             --------
Seth Grossman               30              Mr. Grossman has been President and Chief Executive
                                            Officer of Nexus since January 1, 1997 and a Director of
                                            Nexus since January 1994.  He is a director of M & A
                                            London, LLC, of New York, NY, which provides corporate
                                            development services to mid-range public and private
                                            companies.  In 1991, Mr. Grossman founded a transportation company which he sold in 1994.

Jed Schutz                  38              Mr. Schutz has been Chairman of the Board of Nexus since
                                            January 1, 1997 and a Director of Nexus since January
                                            1994.  He is a 50% owner and President of Windemere
                                            Development Corp. of Hauppauge, NY, which builds one-
                                            family homes in New York State by itself and with affiliated companies.  He has been in the real estate business for
                                            more than five years.

Joseph Dolan                59              Mr. Dolan recently retired from Dun & Bradstreet, Inc.
                                            where he worked for 31 years rising to a senior management position in D & B's marketing division.  He was
                                            elected a Director of Nexus in November 1996.  Mr.
                                            Dolan is a consultant to, and a director of, unaffiliated real estate companies in East Hampton, New York.

Allan Kornfeld              60              Mr. Kornfeld, a certified public accountant and attorney,
                                            was elected a Director of Nexus in November 1996.  He
                                            was an accountant and audit partner at Ernst & Young from
                                            1960-1975, a comptroller, Vice President and Senior Vice
                                            President of Ametek, Inc. (NYSE) from 1975-1986 and
                                            then Chief Financial Officer and Executive Vice President
                                            of Ametek from 1986-1994.  Presently Mr. Kornfeld is a
                                            member of M & A London, LLC and an independent
                                            consultant on financial matters.

Deborah Knowlton            46              Ms. Knowlton was elected Secretary -Treasurer of Nexus
                                            in June 1997 and is presently serving as Chief Financial
                                            Officer.  Previously she has worked with Kenneth Fuld,
                                            President of Medical Financial Corp., on accounting
                                            matters for other companies in which Mr. Fuld was an
                                            executive officer.

Dr. Daniel Elstein, 64, a practicing orthopedic surgeon in Syracuse, NY was elected a Director of Nexus in November, 1996 and served until October 1997. He has been the manager and participant for more than 25 years in the development and ownership of commercial and residential real estate throughout the United States. He is the operating manager of Gateway Granby, LLC, the company to which Nexus sold the East Granby, Connecticut office building in February 1996 for $4,800,000.



ITEM 6. EXECUTIVE COMPENSATION

         The following table shows for the years ended February 28, 1997, 1996 and 1995, compensation paid by Nexus, including salaries, bonuses and certain other compensation, to the only persons who were executive officers in those periods:


Name and                        Fiscal       Salary          Bonus     Other Annual
Principal Position               Year           $              $      Compensation(e)
------------------              ------       ------          -----    ---------------
Peter Barotz                     1997       121,530(f)           --       22,000
President and CEO                1996       111,537          60,000       21,000
   until 12/31/96                1995       101,539              --       20,000

Bridget Dewsnap,                 1997        60,000              --           --
   Treasurer, Secretary          1996        58,000              --           --
   and CFO until 6/1/97          1995        56,000              --           --

Seth Grossman,                   1997         6,000              --           --
   President and CEO             1996            --              --           --
   1/1/97 - 2/28/97              1995            --

Jed Schutz, Chairman             1997         6,000
   of the Board                  1996            --              --           --
   1/1/97 - 2/28/97              1995            --              --           --






--------



         (e) The amounts in this column represent automobile allowances and certain unaccountable and reasonable expense allowances.



         (f) Peter Barotz's salary during his incumbency as President of Nexus in the period from March 1, 1994 to December 31, 1996 is shown above and includes for the two months, from January 1, 1997 to February 28, 1997, the compensation for his employment contract and consulting agreement with Nexus, which continues until December 31, 1997. See Note 9C of Notes to Consolidated Financial Statements.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         Since March 1, 1996 Nexus, through its subsidiary PSI Capital Corp., sold building lots in Goshen, NY to Windemere in the Pines at Goshen, Inc., a part of the Windemere Group of construction companies, in which Jed Schutz, a director of Nexus, is an officer, director and shareholder ("Windemere"). The total selling price for the Goshen lots, sold in February and August 1996, was $2,499,150 resulting in a deferred profit of $1,860,270. In addition the Company received a debenture for $2,499,750 with payment contingent on, and related to, 50% of the profits to be realized on the construction and sale of the homes to be built on the 165 lots. This $2,499,750 has not been reflected in the Company's net income nor is it carried as an asset on the balance sheet, because of its contingent nature. It is management's opinion that this transaction would be at the same terms had Jed Schutz not been a director of Nexus at the time it took place.

         In February 1996 Nexus sold the property in East Granby, to Gateway Granby, LLC (see Item 1 herein) at a time when Lester Tanner was a director of Nexus. Shari Stack, the 44 year old daughter of Lester Tanner, owned then and now a 24% interest in Gateway Granby, LLC.



ITEM 8. LEGAL PROCEEDINGS

         The Company's Yolo subsidiaries filed an action for breach of contract and conversion in Supreme Court of New York, Westchester County against the former managing agent of its real property in Hunter N.Y., and corporate entities controlled by the agent, after the expiration of the agent's option to purchase the property had expired. The defendants have counterclaimed seeking damages of over $2,000,000 for not permitting exercise of the option. The option price was then, and is now, more than twice the total of the value of the property carried on the books ($1,097,897) and the defendants were not then, and are not now, able to pay the option price (See Note 5 of the Notes to Consolidated Financial Statements). The Company had negotiated to sell the Hunter real estate to the defendants for much less than the option price before the option had expired, but the defendants were unable to raise the financing for the purchase. Discovery in the lawsuit has been completed and it is expected that the matter will be placed on the trial calendar shortly. Company counsel believes that the counterclaims of the defendants will be dismissed.


         On March 25, 1992, PSI Capital Corp. filed in Connecticut for relief under Chapter 11 of the Bankruptcy Code because RTC, which had taken over the first mortgage positions of two Connecticut banks, was about to foreclose on the properties, wiping out the value of the second mortgages held by PSI Capital Corp. The stay in the Chapter 11 proceeding provided sufficient time to purchase the first mortgages on the real estate (one of which was the building in East Granby and the other in Greenwich) for less than the outstanding principal amount and thereby protect PSI Capital's second mortgage position in the real estate. A Plan of reorganization has been filed in the Chapter 11 proceeding, confirmed and PSI Capital Corp emerged from Chapter 11 in October 1997.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         The registrant is unaware of any significant transfers of its common stock, sales or trading since August 1996 when the shares were released from escrow. The Company does not know of anyone making a market for its common stock. After this application has been reviewed by the SEC, the Company plans to send an Information Statement to its shareholders containing the financial statements and information in this Form 10 and to seek market makers, preliminary to its application to list the common stock for trading on NASDAQ.

         The Company has never paid dividends on the common stock and there is no present intention to do so in the foreseeable future.




ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

         The only securities issued by the registrant within the past three years were the 1,211,635 shares of its common stock issued to shareholders of PSI pursuant to the Orders of the Federal Court, as described in Item 1 above. As set forth in the opinion filed herewith as Exhibit 3.10, which was Exhibit
(g) to PSI's Current Report (Form 8-K) dated August 7, 1996, the shares were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(10) thereof.




ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The only authorized capital stock of the Company consists of 2,000,000 shares of common stock, $.10 par value. These are the securities to be registered. There are issued and outstanding 1,211,635 shares held of record by 1,186 shareholders since August 1996.

         The Company believes that it will meet the requirements for listing the common stock on NASDAQ at such time as the market prices at which the common stock will have traded in the over-the-counter market will permit, but there is no assurance that this will occur.

         There is no cumulative voting and each share of common stock has one vote on all matters brought before the shareholders for a vote. There are no preemption rights in the holders of common stock.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VII of the Company's By-Laws provides indemnification by the Company for its directors, officers, employees, agents and other persons who may be indemnified pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (the "Indemnitee").

         Nexus shall, and is obligated to, indemnify and advance the expenses of the Indemnitee in every situation where it is obligated to do so pursuant to the aforesaid statutory provisions provided Nexus had made the determination that the Indemnitee has acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had not reasonable cause to believe that such Indemnitee's conduct was unlawful.

         See the text of Article VII in the By-laws filed as an Exhibit herein.




ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


         All financial statements required by Regulation S-X and the supplementary financial information required by Item 302 of Regulation S-K has been furnished by the Company's independent accountants and the Company. They are listed in Item 15 and filed as part of this registration statement.





ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         Nexus has had the same independent accountants since its incorporation and there have been no disagreements with them on accounting or financial matters.



ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements


                  The response to this portion of Item 15 is submitted as a separate Index to Unaudited Financial Statements and Data at page U-1 and a separate Index to Financial Statements and Schedules at page F-1 hereto.

         (b) Exhibits: All of the following exhibits were filed with the original Form 10, dated June 27, 1997, except Exhibit 10.04 which was filed with Amendment No. 1 to Form 10 and Exhibit
                  23.01 which is filed herewith.



Exhibit
Number            Description
------            -----------
  3.01            Certificate of Incorporation of the Company.
  3.02            Certificate of Amendment of Certificate of Incorporation of the Company.
  3.03            Amended By-Laws of the Company.
  3.04            Settlement Stipulation dated November 17, 1993.
  3.05            Court Order dated November 17, 1993
  3.06            Final Judgment and Order Approving Settlement.
  3.07            Amendment to Settlement Stipulation.
  3.08            Court Order Amending Final Judgment and Order.
  3.09            Stipulation and Order Authorizing Release of Shares From Escrow.
  3.10            Opinion re release of shares.
  4.01            Specimen Common Stock Certificate
  5.01            Opinion re legality of common stock.
 10.01            Agreement for sale of lots in Goshen, NY to Windemere in the Pines at Goshen,
                  Inc.
 10.03            Management Agreement for Wendy's Restaurants.
 10.04            Employment and Consulting Agreement of Peter Barotz.
 19.01            Letter to shareholders dated January 5, 1996.
 19.02            Letter to shareholders dated July 26, 1996.
 23.01            Consents of Michael, Adest & Blumenkrantz and Eric Weston.




                                   SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly cause this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                 FRM NEXUS, INC.
                                  (Registrant)




                                   By /s/ Seth Grossman
                                      ----------------------------
December 10, 1997                         Seth Grossman, President

                               INDEX TO UNAUDITED
                          FINANCIAL STATEMENTS AND DATA
                               OF FRM NEXUS, INC.





                                                                                        Page
                                                                                        ----
This Index                                                                               U-1


Selected Consolidated Financial Data for the Four Fiscal Years Ended
  February 28, 1997 and the Six Months Ended August 31, 1997 and
  August 31, 1996 and as of February 28, 1994, 1995, 1996 and 1997
  and August 31, 1996 and 1997                                                           U-2


Unaudited Selected Quarterly Consolidated Financial Data for the
  four quarters of the Fiscal Year Ended February 28, 1997 and
  the two quarters ended August 31, 1997                                                 U-3


Consolidated Balance Sheets as of August 31, 1996 and 1997                             U-4,5


Consolidated Statements of Stockholders' Equity For the
  Six Months Ended August 31, 1996 and 1997                                              U-6


Consolidated Income Statements for the Six Months
  Ended August 31, 1996 and 1997                                                         U-7


Consolidated Statements of Cash Flows for the Six Months Ended
  August 31, 1996 and 1997                                                             U-8,9


Notes 1-3 to Unaudited Financial Statements                                     U-10 to U-14

                        FRM NEXUS, INC. AND SUBSIDIARIES


                      SELECTED CONSOLIDATED FINANCIAL DATA


                               (Unaudited)
                             Six Months Ended                                   Fiscal Year Ended
                       ----------------------------      ---------------------------------------------------------------
                         Aug. 31,         Aug. 31,         Feb. 28,         Feb. 29,         Feb. 28,         Feb. 28,
                           1997             1996             1997             1996             1995             1994
                       -----------      -----------      -----------      -----------      -----------      ------------
Income Statement
Data:

Total Revenue          $ 9,329,788      $ 9,215,154      $17,299,472      $15,082,650      $14,523,900      $ 14,216,221
                       ===========      ===========      ===========      ===========      ===========      ============

Earnings (loss)
Before Interest
and Taxes              $  (128,400)     $  (501,592)     $(1,319,016)     $  (257,818)     $   447,524      $   (473,764)
                       ===========      ===========      ===========      ===========      ===========      ============

Net Income
(loss)                 $  (115,785)     $  (543,285)     $(1,259,009)     $  (226,972)     $   417,217      $   (582,805)
                       ===========      ===========      ===========      ===========      ===========      ============

Net income (loss)
per common share
primary and fully
diluted (a)            $      (.10)     $      (.45)     $     (1.04)     $      (.18)     $       .34      $      (4.81)
                       ===========      ===========      ===========      ===========      ===========      ============

Number of
shares used
in computation
of primary and
fully diluted
earnings (a)             1,211,635        1,211,635        1,211,635        1,211,635        1,211,635         1,211,635
                       ===========      ===========      ===========      ===========      ===========      ============



                              (Unaudited)
                                 As of                                             As of
                     ----------------------------      --------------------------------------------------------------
                       Aug. 31,         Aug. 31,         Feb. 28,         Feb. 29,          Feb. 28,        Feb. 28,
                         1997             1996             1997             1996              1995            1994
                     -----------      -----------      -----------      -----------       ----------      -----------
Balance Sheet
Data:

Working
Capital              $ 1,376,215      $ 2,160,492      $ 1,412,696      $  (442,940)      $  319,070      $  (222,561)
                     ===========      ===========      ===========      ===========       ==========      ===========

Total Assets         $13,938,999      $14,179,808      $13,662,225      $ 9,540,955       $5,428,496      $ 5,158,298
                     ===========      ===========      ===========      ===========       ==========      ===========

Long-Term
Debt                 $ 5,258,481      $ 5,156,021      $ 5,198,530      $   745,925       $  144,133      $   125,697
                     ===========      ===========      ===========      ===========       ==========      ===========

Stockholders'
Equity               $ 4,231,200      $ 5,070,717      $ 4,346,985      $ 5,616,310       $4,304,209      $ 3,886,992
                     ===========      ===========      ===========      ===========       ==========      ===========

Common Shares
Outstanding
            (a)        1,211,635        1,211,635        1,211,635        1,211,635        1,211,635        1,211,635
                     ===========      ===========      ===========      ===========       ==========      ===========


(a) Common shares outstanding at February 28, 1995 have been restated to give effect to recapitalization.


The year ended February 28, 1994 included the accounts of FRM Nexus, Inc. from November 15, 1993, (date of inception) and all of the subsidiaries it acquired from Programming and Systems, Inc. from March 1, 1993 to February 28, 1994 as discussed in Note 1B to the consolidated financial statements. Financial information prior to March 1, 1993 is unavailable.

                        FRM NEXUS, INC. AND SUBSIDIARIES

                       SUPPLEMENTAL FINANCIAL INFORMATION

                   UNAUDITED SELECTED QUARTERLY FINANCIAL DATA





                                           Quarter
      --------------------------------------------------------------------------------
                                   First           Second           Third           Fourth
Year Ended
  February 28, 1997:

Net sales                       $4,054,968      $ 5,160,186      $4,150,681      $ 3,933,637
                                ==========      ===========      ==========      ===========

Gross profit                    $2,301,409      $ 3,292,737      $2,549,985      $ 2,513,907
                                ==========      ===========      ==========      ===========

Net Income (loss)               $ (616,695)     $    73,410      $ (259,695)     $  (456,029)
                                ==========      ===========      ==========      ===========

Primary and fully
  diluted earnings
   per share                    $     (.51)     $       .06      $     (.21)     $      (.38)
                                ==========      ===========      ==========      ===========

Number of shares used in
  computation of primary
     and fully diluted
              earnings (a)       1,211,635        1,211,635       1,211,635        1,211,635
                                ==========      ===========      ==========      ===========

Year Ended
  February 28, 1998:

Net sales                       $4,469,115      $ 4,860,673
                                ==========      ===========

Gross profit                    $3,014,675      $ 3,277,584
                                ==========      ===========

Net Income (loss)               $ (117,110)     $     1,325
                                ==========      ===========

Primary and fully
  diluted earnings
   per share                    $     (.10)     $       .00
                                ==========      ===========

Number of shares used in
  computation of primary
     and fully diluted
              earnings (a)       1,211,635        1,211,635
                                ==========      ===========



(a) Common shares outstanding give effect to recapitalization.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)



                                     ASSETS




                                                   August 31,        August 31,
                                                      1997              1996
                                                   -----------       -----------
CURRENT ASSETS

   Cash & cash equivalents                         $ 1,418,013       $ 2,994,692
   Mortgage and notes receivable                            --            88,702
   Finance receivables, net                          2,059,231           733,676
   Inventories at cost                                 107,552           110,904
   Other current assets                                300,354           149,891
                                                   -----------       -----------

                  TOTAL CURRENT ASSETS               3,885,150         4,077,865
                                                   -----------       -----------


FIXED ASSETS

   Property, land, and equipment                     7,389,375         6,842,948
   Less: Accumulated depreciation                    2,175,672         1,669,792
                                                   -----------       -----------

NET BOOK VALUE                                       5,213,703         5,173,156
                                                   -----------       -----------

OTHER ASSETS

   Real estate held for
      development and sale                           1,431,462         1,428,708
   Mortgage and notes receivable                     2,347,034         2,439,334
   Loans receivable                                     87,974            89,189
   Unamortized leasehold costs                         562,273           571,917
   Technical assistance fees                           237,870           258,917
   Deferred tax asset                                   69,380            59,278
   Other                                               104,153            81,444
                                                   -----------       -----------

   TOTAL OTHER ASSETS                                4,840,146         4,928,787
                                                   -----------       -----------

   TOTAL ASSETS                                    $13,938,999       $14,179,808
                                                   ===========       ===========

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)



                       LIABILITIES & STOCKHOLDER'S EQUITY




                                                          August 31,         August 31,
                                                             1997               1996
                                                         ------------       ------------
CURRENT LIABILITIES

   Accounts payable and
     Accrued expenses                                    $    854,771       $  1,171,217
   Notes payable - current maturities                         147,054            118,923
   Due to finance customers                                 1,459,034            507,727
   Taxes payable                                               14,420             90,086
   Other current liabilities                                   33,656             29,420
                                                         ------------       ------------

Total current liabilities                                   2,508,935          1,917,373
                                                         ------------       ------------


Other liabilities
   Notes payable - less current
     maturities                                             2,083,660          2,246,595
   Deferred taxes payable                                       5,764             12,637
   Deferred income                                          1,910,624          1,973,728
   Finance obligation                                       3,174,821          2,909,426
   Other                                                       23,995             53,336
                                                         ------------       ------------

                  Total other liabilities                   7,198,864          7,195,722
                                                         ------------       ------------

                  Total liabilities                         9,707,799          9,113,095
                                                         ------------       ------------

   Stockholder's equity
     Common stock - $.10 par value;
                   Authorized - 2,000,000 shares;
                   Issued and outstanding 1,211,635           121,164            121,164
     Capital in excess of par value                         5,887,706          5,887,706
     Retained earnings                                     (1,777,670)          (942,157)
                                                         ------------       ------------

                  Total stockholder's equity                4,231,200          5,066,713
                                                         ------------       ------------

   Total liabilities and
                  Stockholder's equity                   $ 13,938,999       $ 14,179,808
                                                         ============       ============

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                           FOR THE THREE MONTHS ENDED
                            AUGUST 31, 1997 AND 1996
                                   (UNAUDITED)






                                                                                  Total
                                             Additional        Retained           Stock-
                                Common        Paid-In          Earnings          holder's
                                Stock         Capital          (Deficit)          Equity
                                -----         -------         ----------          ------
Balances
  March 1, 1997                $121,164      $5,887,706      $(1,661,885)      $ 4,346,985

Net income (loss) for the
   six months ended
   August 31, 1997                   --              --         (115,785)         (115,785)
                               --------      ----------      -----------       -----------

Balances
  August 31, 1997              $121,164      $5,887,706      $(1,777,670)      $ 4,231,200
                               ========      ==========      ===========       ===========




Balances
  March 1, 1996                $121,164      $5,887,706      $  (392,560)      $ 5,616,310

Net income (loss) for the
   six months ended
   August 31, 1996                   --              --         (543,285)         (543,285)

Costs incurred on
   behalf of PSI                     --              --           (6,312)           (6,312)
                               --------      ----------      -----------       -----------

Balances
  August 31, 1996              $121,164      $5,887,706      $  (942,157)      $ 5,066,713
                               ========      ==========      ===========       ===========

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED INCOME STATEMENT
                                   (UNAUDITED)



                                                        Six months ended
                                                        ----------------
                                                           August 31,
                                                    1997                1996
                                                -----------         -----------
REVENUE

   Restaurant food sales                        $ 8,939,131         $ 8,307,787
   Sale of real estate                                   --             842,521
   Interest from mortgages                           75,074              23,594
   Income from the purchase
     of accounts receivable                         315,583              41,252
                                                -----------         -----------

    Total income                                  9,329,788           9,215,154
                                                -----------         -----------

COST OF SALES
   Restaurants                                    2,996,772           2,928,075
   Real estate                                       40,757             692,933
                                                -----------         -----------

   Total costs of sales                           3,037,529           3,621,008
                                                -----------         -----------

   Gross profit                                   6,292,259           5,594,146
                                                -----------         -----------

OPERATING EXPENSES
   Selling, general and
     administrative -
   Restaurants                                    5,295,624           4,952,559
   Other                                            636,204             753,825
   Interest expense                                 238,168             115,549
   Depreciation and
     amortization                                   250,663             273,805
                                                -----------         -----------

   Total costs and expenses                       6,420,659           6,095,738
                                                -----------         -----------

   Income (Loss) from operations
     before income taxes and
       other items                                 (128,400)           (501,592)

   Interest income                                   33,728              20,990
                                                -----------         -----------

   Income (Loss) before income
     taxes                                          (94,672)           (480,602)

   Provision for (benefit from)
    income taxes                                     21,113              62,683
                                                -----------         -----------

   Net income (Loss)                            $  (115,785)        $  (543,285)
                                                ===========         ===========

   Net income per common share and
   common share equivalents

   Primary and fully diluted                    $      (.10)        $      (.45)
                                                ===========         ===========

   Number of shares used in
   computation of primary
   and fully diluted earnings                     1,211,635           1,211,635
                                                ===========         ===========

                                FRM NEXUS, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            FOR THE SIX MONTHS ENDED
                                  (UNAUDITED)



                                                  August 31,          August 31,
                                                     1997                1996
                                                  ----------          ----------
Cash flows from operating activities:
  Net income (loss)                               $(115,785)          $  (543,285)

Adjustments to reconcile net income to net
  Cash provided by ooperating activities:
  Depreciation and amortization                     250,663               273,805
  Gain on sale of assets                                 --               (76,854)
  Deferred interest expense on finance
    obligation                                       33,855                    --
  Deferred income tax expense (benefit)              (6,192)              (53,435)
  (Increase) decrease in inventory                  (10,342)              (22,235)
  Acquisition and improvements of real
    estate held for development and sale             (2,093)              (10,000)
  Proceeds from sale of real estate held
    for development and sale                             --               309,473
  (Increase) decrease in prepaid expenses
    misc. receivables, and other assets             (17,972)              222,326
  Increase (decrease) in accounts payable,
    accrued expenses and taxes                      (33,576)             (839,777)
  Increase (decrease) in deferred income                 --                    --
  Increase (decrease) in other liabilities          (37,878)              (42,228)
                                                  ---------           -----------

  Net cash provided (used) by operating
    activities                                       60,680              (782,210)
                                                  ---------           -----------

Cash flows from investing activities:
  Capital expenditures & intangible assets         (269,906)           (1,801,175)
  Loans to officer                                       --                (1,963)
  Increase in finance receivables                  (820,340)             (249,603)
  Increase in due to finance customers              501,449               240,405
  Principal payments on notes receivable            156,202                 5,000
                                                  ---------           -----------

  Net cash provided (used) by investing
    activities                                     (432,595)           (1,807,336)
                                                  ---------           -----------

Cash flows from financing activities:
  Proceeds of notes payable, banks                       --             1,680,000
  Principal payments on notes payable              (175,791)              (69,589)
  Proceeds of finance obligation                    104,500             2,950,098
  Principal payments on finance obligaiton               --              (140,672)
  Cost incurred on behalf of PSI                         --                (6,312)
                                                  ---------           -----------

  Net cash provided (used) by financing
    activities                                      (71,291)            4,413,525
                                                  ---------           -----------

                                                                      Cont'd



                                FRM NEXUS, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            FOR THE SIX MONTHS ENDED
                                  (UNAUDITED)



                                                  August 31,          August 31,
                                                     1997                1996
                                                  ----------          ----------
Net increase (decrease) in cash                   $ (443,206)         $1,823,979
Cash, beginning of period                          1,861,219           1,170,713
                                                  ----------          ----------

Cash, end of period                               $1,418,013          $2,994,692
                                                  ==========          ==========

Additional cash flow information:

  Interest expenses paid                          $  204,313             115,549
                                                  ==========          ==========
  Income taxes paid                               $   33,227          $   14,301
                                                  ==========          ==========
Non-cash investing and financing activities:

  Notes receivable from purchasers on real
    estate sold                                   $       --          $2,030,134
                                                  ==========          ==========

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            FOR THE SIX MONTHS ENDED
                            AUGUST 31, 1997 AND 1996





NOTE 1: SIGNIFICANT DISCLOSURES



         There have not been any significant changes in the disclosures that were included in the financial statements as of February 28, 1997.




NOTE 2: INCOME TAXES



         The provision for (benefit from) income taxes consist of the following:




                                                     August 31,       August 31,
                                                        1997             1996
                                                      --------        ---------
         Current payable:
         Federal                                      $      0        $       0
         State                                          27,305          116,118
                                                      --------        ---------

                  Total currently payable               27,305          116,118
                                                      --------        ---------

         Deferred:
         Federal                                             0                0
         State                                          (6,192)         (53,435)
                                                      --------        ---------

                  Total deferred                        (6,192)         (53,435)
                                                      --------        ---------

                           Total                      $ 21,113        $  62,683
                                                      ========        =========




NOTE 3: COMMITMENTS AND CONTINGENCIES



A.                FRANCHISE AGREEMENT COMMITMENTS:



         The food service subsidiaries are the franchisees for the sixteen Wendy's Restaurants it owns and operates. The franchise agreements obligates the subsidiaries to pay to Wendy's International a monthly royalty equal to 4% of the gross sales of each restaurant during the month, or $250, whichever is greater.



         Additionally, the subsidiaries must contribute to Wendy's National Advertising Program 2.5% of the gross sales and spend not less than 1.5% of the gross sales of each restaurant for local and regional advertising. These advertising costs are expensed as incurred.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            FOR THE SIX MONTHS ENDED
                            AUGUST 31, 1997 AND 1996





NOTE 3: COMMITMENTS AND CONTINGENCIES (CONT'D)



B.                MINIMUM OPERATING LEASE COMMITMENTS:



         The Wendy's restaurants entered into various leases, with various clauses relating to real estate taxes, common charges, renewals and percentage rent with certain minimum payments.



         In June, 1996 the division exercised its option to purchase the land and buildings of the four restaurants it was leasing from Wendy's for $1,680,000. The purchase option agreement required Wendy's to be given the right of first refusal, for a period of twenty years, in the event the properties are resold.



         In July, 1994 Nexus moved its executive offices to office facilities that are leased under a three year and eight month lease expiring on February 28, 1998.



         Subject to annual real estate adjustments, and additional rent in excess of base sales, the following is a schedule of future minimum rental payments required under the above operating leases as of February 28,:



                  Year Ending
                    February
                  -----------
                  1998                                              $   739,436
                  1999                                                  711,230
                  2000                                                  714,851
                  2001                                                  710,180
                  2002                                                  714,346
                  Thereafter                                          6,001,419
                                                                    -----------
                  Total                                             $ 9,591,462
                                                                    ===========



         On March 1, 1996, pursuant to an agreement for the sale of real estate, Nexus leased back 50% of the building that was sold for a period of ten years. The Company is obligated to pay for construction and landscaping costs necessary to complete the building. The lease calls for monthly rent payable in the period from March 1, 1996 throughout April 1, 1998, on the first day of each such month in said period, shall be determined by the following formula: the sum of (i) $10,500, (ii) the monthly payments due in said month for principal and interest on the first and purchase money notes, namely $34,833 and (iii) the operating expenses payable by the landlord for said month pursuant to this lease and an existing lease on the remainder of the building, less, (iv) the rent receivable from the existing lease for said month under that lease. Commencing May 1, 1998 and for the balance of the term, the annual base rent on a monthly basis is $35,290.33 per month.



         On June 20, 1997, the Company sublet the entire space covered under the lease, with any profit accruing to the Company. The sublease is part of the Real Estate Division of the Company.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            FOR THE SIX MONTHS ENDED
                            AUGUST 31, 1997 AND 1996





NOTE 3: COMMITMENTS AND CONTINGENCIES (CONT'D)



C.                CONTRACTS:



  1) The Company has a three year employment contract with one of its executive officers commencing January 1, 1995 through December 31, 1997. The base salary for this executive is $120,000 in 1996, and $130,000 in 1997 plus an unaccountable expense allowance of $5,000 per year, plus any other reasonable expenses. In, addition he received a bonus of $60,000 in 1996.



 2) The Food Service Division subsidiaries have three-year consulting contracts with one of its executives and another consultant renewed in 1993 providing for a total fee of approximately $1,750 per month, plus reasonable expenses. At expiration, the agreements are automatically renewable thereafter for as long as these subsidiaries remain in business at not less than the current fee.




D.                SALE OF REAL ESTATE:



 1) The sale of real estate in Granby, CT. includes a note receivable from the buyer. Upon full collection of the second mortgage receivable in the amount of $1,825,187, an additional liability will be due and payable to the co-investors of the original mortgage for approximately $150,000. If the note is not collected in full, an amount substantially less will be paid. An accrual is not included for this amount because there is no obligation to pay the co-investors until full payment of the note is received.



 2) The Company received additional consideration for the land sold in Goshen, N.Y., which is not included among the notes receivable. This was a purchase money debenture payable to PSI Capital Corp. for $2,499,750 which matures on February 28, 2002 together with interest at the rate of 6% per annum payable at maturity, but subject to increase or decrease, as set forth below, contingent on the sale of the single family residences to be built on the 165 lots which were sold. There is no interest income being accrued on this debenture. The collection of this purchase money debenture is contingent upon the sale of single family residences at a profit, therefore, none of this amount is included in income.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            FOR THE SIX MONTHS ENDED
                            AUGUST 31, 1997 AND 1996





NOTE 3: COMMITMENTS AND CONTINGENCIES (CONT'D)



D.                SALE OF REAL ESTATE (CONT'D):



         Prior to the maturity date, the principal sum of this debenture shall be prepaid as each of the single family residences constructed on the real estate are conveyed to the end purchaser, each such prepayment to be equal to at least 50% of the net profit to the buyer with respect to said sale. The buyer agrees to take such action as is necessary to construct and sell the one family residences and the buyer shall not sell any portion of the real estate except to an end purchaser of said residences. Upon the sale of the last residence that is built or could be built on the real estate, the parties shall compute the amount of the buyer's net profit on all residences constructed on the real estate (the "final net profit of the buyer"). If 50% of the final net profit of the buyer is (i) more that $2,499,750, the excess shall be paid to the seller at the time or (ii) less than $2,499,750, the deficiency shall not be payable by the buyer and the debenture shall be deemed fully paid. At that date the interest shall be adjusted to reflect the actual principal sum of the debenture already paid.




E.                FORMATION OF FRM NEXUS (FORMERLY PSI SETTLEMENT CORP):



         In 1993, Shareholders of Programming and Systems, Inc. (PSI) brought a class action against PSI and certain of its officers in the United States District Court for the Southern District of New York, which was settled by a Stipulation of Settlement dated as of November 15, 1993(the "Stipulation"), pursuant to which PSI Settlement Corp. (Nexus) was formed. On January 21, 1994 Judge Robert Sweet signed the Order confirming the Stipulation. Pursuant to that Stipulation (i) the eligible shareholders of PSI received a pro-rata distribution of $1,400,000, after deduction of the fees and expenses of the class action, which amounted to fifty cents per share, and (ii) all the shares of Nexus were delivered to Escrow Agents to hold for the benefit of all shareholders of PSI. Pursuant to the Orders of Judge Sweet, PSI transferred certain assets to Nexus as specified in the Stipulation and the Court's Orders. These payments, including the shares of Nexus, fully settled all of the claims by PSI shareholders that could have been asserted against PSI and the other defendants in the class action.



         On June 12, 1995 Judge Sweet signed an Order approving an amendment of the Stipulation which permitted Nexus to operate as an ongoing entity rather than liquidating its assets, provided the escrowed shares of Nexus were delivered out to PSI shareholders by June 12, 1997 and listed for trading on NASDAQ.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            FOR THE SIX MONTHS ENDED
                            AUGUST 31, 1997 AND 1996




NOTE 3: COMMITMENTS AND CONTINGENCIES (CONT'D)



E.                FORMATION OF FRM NEXUS (FORMERLY PSI SETTLEMENT CORP)(CONT'D):



         In addition to settling the class action and making payment to shareholders, PSI has now settled the action by the Securities and Exchange Commission against it and resolved the material claims and lawsuits which arose out of its discontinued vocational school operations. At the present time, PSI is indebted to (i) the United States for $1,000,000 by reason of the fraudulent conduct of a former chief executive officer, (ii) to the Internal Revenue Service for $416,000 representing excess refunds of income taxes made by IRS to PSI plus interest thereon and (iii) to a former landlord of a PSI school for $98,621. While PSI may not be able to pay its debts in full, Nexus is not responsible for their payment, will defend against any claim that may be instituted and management believes it will be successful.



F.                LITIGATION:



         The Yolo Capital subsidiary (Yolo) filed an action against the former management for breach of management agreements and for conversion of monies resulting from cutting wood on its property in Hunter, NY. The defendants have counterclaimed against Yolo for breach of contract, interference with contract, conversion and conspiring to interfere with their contracts. The defendants are seeking damages amounting to over $2,000,000. Yolo's legal counsel believes that the counterclaims will be dismissed.



G.                BANKRUPTCY:



         On March 25, 1992, PSI Capital Corp. filed for relief under Chapter 11 of the Bankruptcy Code. This filing was done in order to protect second mortgage positions on two of the properties. This action provided PSI Capital Corp., with sufficient time to negotiate with the holders of prior mortgages and secure PSI Capital Corp's interest in the properties. A plan of reorganization has been filed and PSI Capital Corp. expects to complete the Chapter 11 proceeding by the fiscal year ending February 28, 1998.



H.                LOAN GUARANTY:



         The proceeds from a mortgage loan obtained by the purchaser of the property in Granby, CT. were received by the Company in connection with property's sale. As part of the refinancing, Nexus guaranteed payment of this mortgage. The initial monthly payment of $16,435 includes interest and principal. The term of the loan is 25 years.



         The interest rate was fixed at closing based upon the five-year U.S. Treasury Note Constant Maturity Yield plus 2.75% and continues at that rate for the first five years of the loan. Then repricing at the fifth, tenth, fifteenth and twentieth year anniversaries at a rate equal to the then 5-year U.S. Treasury Note Constant Maturity Yield rate on said anniversary date plus 2.75%. The Interest rate will have a ceiling of 12% and a floor of 7% for the first adjustment (year 6) only.



         The amount outstanding with respect to this loan guaranty as of August 31, 1997 and August 31, 1996 was $1,878,310 and $1,898,408,
         respectively.

                                INDEX TO AUDITED
                       FINANCIAL STATEMENTS AND SCHEDULES
                               OF FRM NEXUS, INC.




                                                                                        Page
                                                                                        ----
This Index                                                                               F-1

Consents of Independent Certified Public Accountants                              F-2 to F-4

Independent Auditors' Reports                                                     F-5 to F-9

Consolidated Balance Sheets as of February 28, 1997
  and February 29, 1996                                                             F-10, 11

Consolidated Statement of Stockholders' Equity For
  the Three Years Ended February 28, 1997                                               F-12

Consolidated Income Statements For the Three Years
  Ended February 28, 1997                                                               F-13

Statements of Cash Flows For The Three Years Ended
  February 28, 1997                                                                 F-14, 15

Notes 1 through 12 to Consolidated Financial Statements
  for the Three Years Ended February 28, 1997                                   F-16 to F-36

Independent Auditors' Report on Supplementary Information                               F-37

Schedules:

         I    -   Condensed financial information of registrant (N/A)                   F-38

         II   -   Valuation and qualifying accounts                                     F-38

         III  -   Real Estate and Accumulated Depreciation                              F-39

         IV   -   Mortgage Loans on Real Estate                                         F-40




         The data required by all other schedules is either included in the financial statements or is not required.

                   [MICHAEL, ADEST & BLUMENKRANTZ LETTERHEAD]


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form 10 (File No. 0-29346) of FRM Nexus, Inc. and Subsidiaries of our report dated May 9, 1997, on our audits of the financial statements and schedules of FRM Nexus, Inc. and Subsidiaries as of February 28, 1997, February 29, 1996 and for the three fiscal years ended February 28, 1997, 1996 and 1995, which report is included in this Registration Statement on Form 10.


                                        /s/ Michael, Adest & Blumenkrantz
                                        ----------------------------------
                                        Michael, Adest & Blumenkrantz,
                                        Certified Public Accountants, P.C.



New York, New York
November 26, 1997

                          [ERIC L. WESTON LETTERHEAD]








               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT




I consent to the incorporation by reference in the Registration Statement on Form 10 (File No. 0-29346) of FRM Nexus, Inc. and Subsidiaries of my report dated March 25, 1996, on my audits of the financial statements of Wendclark Corp. as of February 25, 1996 and February 26, 1995 and for the fiscal years then ended, which report is included in this Registration Statement on Form 10.





                              /s/ Eric L. Weston



                              Eric L. Weston
                              Certified Public Accountant



Westbury, New York
December 2, 1997

                          [ERIC L. WESTON LETTERHEAD]








               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT




I consent to the incorporation by reference in the Registration Statement on Form 10 (File No. 0-29346) of FRM Nexus, Inc. and Subsidiaries of my report dated March 25, 1996, on my audits of the financial statements of Wendcello Corp. as of February 25, 1996 and February 26, 1995 and for the fiscal years then ended, which report is included in this Registration Statement on Form 10.





                              /s/ Eric L. Weston



                              Eric L. Weston
                              Certified Public Accountant



Westbury, New York
December 2, 1997

                   [MICHAEL, ADEST & BLUMENKRANTZ LETTERHEAD]

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of FRM Nexus, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of FRM Nexus, Inc. and Subsidiaries as of February 28, 1997 and February 29, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended February 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Wendclark Corporation and Wendcello Corporation, wholly owned subsidiaries, which statements reflect total assets of $4,998,033 and $3,423,936 as of February 28, 1997 and February 29, 1996, respectively, and total revenues of $16,263,323, $14,536,291 and $14,523,900 for each of the three years in the period ended February 28, 1997. Those statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Wendclark Corporation and Wendcello Corporation, is based solely on the report of the other auditor.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditor, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of FRM Nexus, Inc. and Subsidiaries as of February 28, 1997 and February 29, 1996, and the results of their operations and their cash flows for the three years then ended, in conformity with generally accepted accounting principles.


                                        /s/ Michael, Adest & Blumenkrantz
                                        ---------------------------------
                                        MICHAEL, ADEST & BLUMENKRANTZ
                                        Certified Public Accountants, P.C.


New York, New York
May 9, 1997
(Except for Note 9B, as to which the date is June 20, 1997)

                                                                  Eric L. Weston
                                                     Certified Public Accountant
                                                           999 Brush Hollow Road
                                                       Westbury, New York, 11590
                                                           Phone: (516) 333-1001
                                                             Fax: (516) 997-6380



                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors
Wendclark Corp.
27 Central Avenue
Cortland, New York 13045



     I have audited the accompanying balance sheet of Wendclark Corp. (a wholly-owned subsidiary of FRM Nexus, Inc.) as of February 23, 1997 and February 25, 1996, and the related statements of income, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.


     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wendclark Corp. as of February 23, 1997 and February 25, 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        /s/ Eric L. Weston

                                        CERTIFIED PUBLIC ACCOUNTANT

Westbury, New York
March 25, 1997

                                                                  Eric L. Weston
                                                     Certified Public Accountant
                                                           999 Brush Hollow Road
                                                       Westbury, New York, 11590
                                                           Phone: (516) 333-1001
                                                             Fax: (516) 997-6380



                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Wendclark Corp.
27 Central Avenue
Cortland, New York 13045


     I have audited the accompanying balance sheet of Wendclark Corp. (a wholly-owned subsidiary of FRM Nexus, Inc.) as of February 25, 1996 and February 26, 1995, and the related statements of income, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.


     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wendclark Corp. as of February 25, 1996 and February 26, 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        /s/ Eric L. Weston

                                        CERTIFIED PUBLIC ACCOUNTANT

Westbury, New York
March 25, 1996

                                                                  Eric L. Weston
                                                     Certified Public Accountant
                                                           999 Brush Hollow Road
                                                       Westbury, New York, 11590
                                                           Phone: (516) 333-1001
                                                             Fax: (516) 997-6380




                          INDEPENDENT AUDITOR'S REPORT




The Board of Directors
Wendcello Corp.
27 Central Avenue
Cortland, New York 13045



     I have audited the accompanying balance sheet of Wendcello Corp. (an indirect wholly-owned subsidiary of FRM Nexus, Inc.) as of February 23, 1997 and February 25, 1996, and the related statements of income, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.



     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.



     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wendcello Corp. as of February 23, 1997 and February 25, 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        /s/ Eric L. Weston



                                        CERTIFIED PUBLIC ACCOUNTANT



Westbury, New York
March 25, 1997

                                                                  Eric L. Weston
                                                     Certified Public Accountant
                                                           999 Brush Hollow Road
                                                       Westbury, New York, 11590
                                                           Phone: (516) 333-1001
                                                             Fax: (516) 997-6380




                          INDEPENDENT AUDITOR'S REPORT




The Board of Directors
Wendcello Corp.
27 Central Avenue
Cortland, New York 13045



     I have audited the accompanying balance sheet of Wendcello Corp. (an indirect wholly-owned subsidiary of FRM Nexus, Inc.) as of February 25, 1996 and February 26, 1995, and the related statements of income, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.



     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.



     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wendcello Corp. as of February 25, 1996 and February 26, 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        /s/ Eric L. Weston



                                        CERTIFIED PUBLIC ACCOUNTANT



Westbury, New York
March 25, 1996

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                    February 28,              February 29,
                                                        1997                      1996
                                                     -----------               -----------
ASSETS

CURRENT ASSETS

   Cash & cash equivalents                           $ 1,861,219               $ 1,170,713
   Mortgage and notes receivable                          81,202                    18,702
   Finance receivables, net                            1,238,891                   484,073
   Inventories at cost                                    97,210                    88,669
   Other current assets                                  275,078                   344,135
                                                     -----------               -----------

         TOTAL CURRENT ASSETS                          3,553,600                 2,106,292
                                                     -----------               -----------

FIXED ASSETS

   Property, land, and equipment                       7,119,469                 5,373,870
   Less: Accumulated depreciation                      1,960,709                 1,429,387
                                                     -----------               -----------

NET BOOK VALUE                                         5,158,760                 3,944,483
                                                     -----------               -----------

OTHER ASSETS

   Real estate held for
         development and sale                          1,429,369                 2,021,360
  Mortgage and notes receivable                        2,422,034                   448,000
   Loans receivable                                       92,526                    87,226
   Unamortized leasehold costs                           548,685                   592,809
   Technical assistance fees                             248,490                   269,747
   Deferred tax asset                                     63,188                     1,996
   Other                                                 145,573                    69,042
                                                     -----------               -----------

   TOTAL OTHER ASSETS                                  4,949,865                 3,490,180
                                                     -----------               -----------

   TOTAL ASSETS                                      $13,662,225               $ 9,540,955
                                                     ===========               ===========



                 See Notes to Consolidated Financial Statements

                                                           FRM NEXUS, INC.
                                                          AND SUBSIDIARIES
                                                     CONSOLIDATED BALANCE SHEETS


                                                             February 28,             February 29,
                                                                 1997                     1996
                                                              -----------              -----------
 LIABILITIES & STOCKHOLDER'S EQUITY

CURRENT LIABILITIES

   Accounts payable and
    Accrued expenses                                          $   888,410              $ 2,086,329
   Notes payable - current maturities                             244,441                  109,182
   Due to finance customers                                       957,585                  267,322
   Taxes payable - income                                          14,357                   14,751
   Other current liabilities                                       36,111                   71,648
                                                              -----------              -----------

Total current liabilities                                       2,140,904                2,549,232
                                                              -----------              -----------

Other liabilities
   Notes payable - less current
     maturities                                                 2,162,064                  645,925
   Deferred taxes payable                                           5,764                    8,790
   Deferred income                                              1,910,624                  567,363
   Finance obligation                                           3,036,466                  100,000
   Other                                                           59,418                   53,335
                                                              -----------              -----------

         Total other liabilities                                7,174,336                1,375,413
                                                              -----------              -----------

         Total liabilities                                      9,315,240                3,924,645
                                                              -----------              -----------

   Stockholder's equity
     Common stock - $.10 par value;
          Authorized - 2,000,000 shares;
          Issued and outstanding 1,211,635                        121,164                  121,164
     Capital in excess of par value                             5,887,706                5,887,706
     Retained earnings                                         (1,661,885)                (392,560)
                                                              -----------              -----------

                  Total stockholder's equity                    4,346,985                5,616,310
                                                              -----------              -----------

           Total liabilities and
                    Stockholder's equity                      $13,662,225              $ 9,540,955
                                                              ===========              ===========




                 See Notes to Consolidated Financial Statements

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995



                                                                                                                     Total
                                                                        Additional            Retained              Stock-
                                                      Common             Paid-In              Earnings             holder's
                                                      Stock              Capital              (Deficit)             Equity
                                                    --------           -----------          ----------           ----------
Balances,
February 28, 1994                                   $ 10,000           $ 4,459,797          $ (582,805)          $3,886,992

Net income for the
  year ended
  February 28, 1995                                        -                     -             417,217              417,217
                                                    --------           -----------          ----------           ----------

Balances,
February 28, 1995                                     10,000             4,459,797            (165,588)           4,304,209

Recapitalization                                     111,164              (111,164)                  -                    -

Transfer of assets
  from then parent                                         -             1,487,631                   -            1,487,631

Transfer of Yolo
    Capital Corp. and Yolo
    Equities Corp.                                         -                51,442                   -               51,442

Net income (loss) for the
  year ended
    February 29, 1996                                      -                     -            (226,972)            (226,972)
                                                    --------           -----------         -----------          -----------

Balances
  February 29, 1996                                  121,164             5,887,706            (392,560)           5,616,310

Net income (loss) for the
  year ended
  February 28, 1997                                        -                     -          (1,259,009)          (1,259,009)

Costs incurred on behalf
    of PSI                                                 -                     -             (10,316)             (10,316)
                                                    --------           -----------         -----------          -----------

Balances
  February 28, 1997                                 $121,164           $ 5,887,706         $(1,661,885)         $ 4,346,985
                                                    ========           ===========         ===========          ===========




                 See Notes to Consolidated Financial Statements

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
                               FOR THE YEARS ENDED


                                                   February 28,           February 29,           February 28,
                                                       1997                   1996                   1995
                                                    -----------            -----------            -----------
REVENUE
   Restaurant food sales                            $16,263,323            $14,536,291            $14,523,900
   Sale of real estate                                  713,185                256,732                      -
   Rental income                                              -                 21,458                      -
   Interest from mortgages                              106,443                 14,312                      -
   Income from the purchase of
     accounts receivable                                216,521                253,857                      -
                                                    -----------            -----------            -----------

         Total income                                17,299,472             15,082,650             14,523,900
                                                    -----------            -----------            -----------

COST OF SALES
   Restaurants                                        5,687,138              4,973,113              4,854,252
   Real estate                                          954,296                136,805                      -
                                                    -----------            -----------            -----------

         Total costs of sales                         6,641,434              5,109,918              4,854,252
                                                    -----------            -----------            -----------

         Gross profit                                10,658,038              9,972,732              9,669,648
                                                    -----------            -----------            -----------

OPERATING EXPENSES
   Selling, general & administrative -
     Restaurants                                      9,794,793              9,298,403              8,705,224
     Other                                            1,231,115                448,839                136,164
   Interest expense                                     350,948                 46,098                 16,384
   Depreciation and amortization                        600,198                437,210                364,352
                                                    -----------            -----------            -----------

         Total costs and expenses                    11,977,054             10,230,550              9,222,124
                                                    -----------            -----------            -----------

   Income (loss) from operations before
         income taxes and other items                (1,319,016)              (257,818)               447,524

   Interest income                                       72,077                 59,094                 39,697
                                                    -----------            -----------            -----------

   Income (loss) before income taxes                 (1,246,939)              (198,724)               487,221

   Provision for income taxes                            12,070                 28,248                 70,004
                                                    -----------            -----------            -----------

   Net income (loss)                                $(1,259,009)           $  (226,972)           $   417,217
                                                    ===========            ===========            ===========

   Net income per common share and
   common share equivalents (a)

   Primary and fully diluted                        $     (1.04)           $      (.18)           $       .34
                                                    ===========            ===========            ===========

   Number of shares used in computation
   of primary and fully diluted
   earnings (a)                                       1,211,635              1,211,635              1,211,635
                                                    ===========            ===========            ===========


(a) Common shares outstanding at February 28, 1995 have been restated to give effect to recapitalization.


                 See Notes to Consolidated Financial Statements

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                               FOR THE YEARS ENDED




                                                            February 28,         February 29,        February 28,
                                                                1997                 1996                1995
                                                            ------------          -----------         -----------
Cash flows from operating activities:
    Net income (loss)                                       $ (1,259,009)         $  (226,972)        $   417,217

Adjustments to reconcile net income to net
    Cash provided by operating
    activities:
    Depreciation and amortization                                600,198              437,210             364,352
    Gain on sale of assets                                      (191,362)          (1,478,263)                  -
    Deferred income tax expense (benefit)                        (64,218)              13,611              (6,817)
    (Increase) decrease in inventory                              (8,541)             (12,231)                 97
    Acquisition of real estate held
      for development and sale                                   (49,334)             (22,400)             (3,462)
    Proceeds from sale of real estate
      held for development and sale                              410,753              159,000             164,189
    (Increase) decrease in prepaid expenses
      misc. receivables, and other assets                         34,710              477,705               8,145
    Increase (decrease) in accounts payable,
      accrued expenses and taxes                              (1,198,313)           1,351,330            (136,601)
    Increase (decrease) in deferred income                       127,354                    -                   -
    Increase (decrease) in other liabilities                     (29,454)              (6,198)             (9,239)
                                                            ------------          -----------         -----------
    Net cash provided (used) by
      operating activities                                    (1,627,216)             692,792             797,881
                                                            ------------          -----------         -----------

Cash flows from investing activities:
    Capital expenditures & intangible assets                  (2,075,117)            (797,207)           (300,092)
    Loans to officer                                              (5,300)             (16,886)            (14,617)
    Increase in finance receivables                             (882,172)            (309,561)           (174,512)
    Increase in due to finance customers                         690,263              210,960              71,678
    Principal payments on notes receivable                        12,500               75,000                   -
    Cash received in transfer of Yolo                                  -                4,190                   -
                                                            ------------         ------------         -----------

    Net cash provided (used) by
      investing activities                                    (2,259,826)            (833,504)           (417,543)
                                                            ------------         ------------         -----------

Cash flows from financing activities:
    Proceeds of notes payable, banks                           1,780,000              550,000                   -
    Principal payments on notes payable                         (128,602)             (58,696)           (298,473)
    Proceeds of finance obligation                             3,054,597              100,000                   -
    Principal payments on finance obligation                    (118,131)                   -                   -
    Increase (Decrease) in due to then Parent                          -              (71,678)             56,362
    Cost incurred on behalf of PSI                               (10,316)                   -                   -
                                                             -----------          -----------         -----------

    Net cash provided (used) by
      financing activities                                     4,577,548              519,626            (242,111)
                                                             -----------          -----------         -----------



              See Notes to Consolidated Financial Statements       Cont'd

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                               FOR THE YEARS ENDED


                                                           February 28,         February 29,        February 28,
                                                               1997                 1996                1995
                                                            -----------          -----------         -----------
Net increase (decrease) in cash                                 690,506              378,914             138,227
Cash, beginning of year                                       1,170,713              791,799             653,572
                                                            -----------          -----------         -----------

Cash, end of year                                           $ 1,861,219          $ 1,170,713         $   791,799
                                                            ===========          ===========         ===========

Additional cash flow information:
    Interest expense paid                                   $   340,625          $    34,652         $    16,384
                                                            ===========          ===========         ===========

    Income taxes paid                                       $    49,322          $         -         $    68,783
                                                            ===========          ===========         ===========

Non-cash investing and financing activities:
    Assets acquired under capital lease                     $         -          $    94,549         $   124,254
                                                            ===========          ===========         ===========

    Transfer of assets from then parent                     $         -          $ 1,487,631         $         -
                                                            ===========          ===========         ===========

    Transfer of Yolo subsidiaries                           $         -          $    51,442         $         -
                                                            ===========          ===========         ===========

    Purchase money note given on realty
    acquisition                                             $         -          $         -         $    45,000
                                                            ===========          ===========         ===========

    Notes receivable from purchasers on
      real estate sold                                      $ 2,055,130          $   541,702         $         -
                                                            ===========          ===========         ===========



                 See Notes to Consolidated Financial Statements

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.       PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of FRM Nexus, Inc. (the "Company" or "Nexus") and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

B.       BUSINESS ACTIVITIES OF THE COMPANY:

    The Company was incorporated in November 1993 under the laws of the State of Delaware to settle a class action (See Note 9E) against Programming and Systems, Inc. (PSI), in order to liquidate certain assets in favor of the shareholder class in settlement of the class action (See Note 11). However, pursuant to Court Order Nexus is no longer under the obligation to liquidate. Nexus intends to list its common stock on NASDAQ and operate as an ongoing entity. The assets transferred to Nexus included PSI Capital Corp. and PSI Food Services, Inc. which in turn own all of the stock of Wendcello Corp., and Wendclark Corp. In 1995, an additional subsidiary, Medical Financial Corp. was formed.


    Yolo Capital Corp. and Yolo Equities Corp. held minor interests in the same property that the Company owns in Hunter, NY (See Note 5A). The shares of Yolo Capital Corp. and Yolo Equities Corp. were owned by the president of Nexus. In 1996, 100% of the shares of Yolo Capital Corp. and Yolo Equities Corp. were given to Nexus with Nexus not paying any consideration for these shares. The assets and liabilities that were acquired were recorded at historical cost which is equal to the current fair market value at the time of transfer. The net assets acquired were recorded as an addition to paid in capital.


    On February 26, 1996, the Company amended its certificate of incorporation as follows:

    1)       The Company changed its name from PSI Settlement Corp. to FRM
             Nexus, Inc.

    2) The Company increased authorized capital stock from 75,000 shares, par value $1.00 per share, to 2,000,000 shares common stock of the par value of ten cents (.10) per share.

             All of the outstanding shares of stock of the Corporation, consisting of 10,000 shares of stock of PSI Settlement Corp., of the par value of $1 per share, registered in the name of one shareholder, be changed into such number of shares of common stock of FRM Nexus, Inc. of the par value of .10 per shares as shall be determined by the Board of Directors of the Corporation, namely 1,211,635 shares of common stock. These shares had been held in escrow for the benefit of the shareholders of PSI since the settlement of the class action in January 21, 1994. On August 12, 1996, the shares were released from escrow to shareholders of PSI.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995



NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)


1)       The Food Services Companies consist of Wendclark Corp. and Wendcello
         Corp.

         Wendclark Corp. was incorporated in West Virginia on March 22, 1990. Wendcello Corp. was incorporated in New York on June 25, 1990. The food service companies were formed to acquire, own and operate eleven existing Wendy's Old Fashioned Hamburger Restaurants in West Virginia and the Hudson Valley, New York area. Six of the restaurants were acquired from a franchisee of Wendy's International and five were acquired from a subsidiary of Wendy's International. In addition, the companies constructed 3 new restaurants which opened between December 1990 and November 1992. During fiscal 1996, two additional restaurants were opened.


         On June 21, 1996, Wendclark Corp. exercised its option to purchase the land and buildings of the four restaurants it was leasing from Wendy's International (See Note 7B-4).


         The Food Service Companies' day-to-day operations are managed by Management Corporations, which are affiliated to the extent set forth in Note 8A.

2) The real estate business is conducted by PSI Capital Corp, Yolo Capital Corp. and Yolo Equities Corp. PSI Capital Corp. was incorporated in April, 1989 for the purpose of extending first and subordinate real estate mortgages. These mortgages were subsequently foreclosed and the properties were sold except for two parcels in Brookfield, Connecticut (See Note 5). Yolo Capital Corp. and Yolo Equities Corp. hold beneficial interest in trusts, own real estate and hold mortgages on real estate parcels in Hunter, New York. The properties in Hunter, New York and Brookfield, Connecticut are currently held for development and sale.

3) Medical Financial Corp was incorporated in New York on January 12, 1995. The Company purchases the insurance claims receivable of medical practices.

C.       REVENUE RECOGNITION:

1)       Food Service Companies:

         The accrual method of accounting is used to record all income.

2)       Real Estate:


         The full accrual method is used on the sale of real estate if the profit is determinable, the Company is not obligated to perform significant activities after the sale to earn the profit and there is no continuing involvement with the property. If the buyers initial and continuing investments are inadequate to demonstrate a commitment to pay for the property, the installment method is used, resulting in the deferral of income. If there is continuing involvement with the property, the financing method is used.


         The minimum initial investment is as follows:
         Primary residential property                                         5%
         Secondary residential property                                      10%
         Land and buildings held for commercial or residential development   20%

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995



NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)


3)       Purchase of Accounts Receivable:


         A fee is charged to customers upon the purchase of its accounts receivable by the company. This income is recognized over the period in which the accounts receivables are collected. The portion of fee income that is recognized is proportionate to the portion that the receivable collected bears to the total receivable purchased. The unrecognized fee is shown as deferred fee income. The deferred fee income is netted against finance receivables (See Note 3).


D.       RECEIVABLES:

1)       Real Estate:

         The Company evaluates the credit positions on its notes receivable and the value of the related collateral on an on going basis. The Company estimates that all of its notes receivable are fully collectible and the collateral is in excess of the related receivables.


2)       Purchase of Accounts Receivable:



         The Company purchases the net collectible value of accounts receivable, on a recourse basis. To the extent any receivables purchased by the Company are disputed and/or referred to arbitration proceedings, such receivables are immediately substituted under the recourse arrangements of the contracts. The Company is still entitled to the collection of its fees from customers regardless of whether the underlying accounts receivable are collectible.


         Allowance for loan losses is increased by charges to income and decreased by charge off (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the customer's ability to repay, the estimated value of any underlying collateral and current economic conditions.


         Upon full collection of the advance paid in connection with the purchased accounts receivable and the related fee, the contracts allow for accounts receivable remaining unpaid for a specified period of time to be returned (charged back) to the customer. The charge back will also reduce the amount due to the customer.


E.       INVENTORIES:

    Inventories of food and supplies are stated at the lower of cost or market. Amounts are relieved from inventory using the FIFO basis.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995



NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)


F.       PROPERTY, LAND, EQUIPMENT AND DEPRECIATION:

    Property, Land and equipment are stated at cost. Depreciation is provided by application of the straight-line method over estimated useful lives as follows:

         Buildings                                                39 years
         Land improvements                                        15 years
         Leasehold improvements                                10-22 years
         Restaurant equipment                                      7 years
         Computer equipment                                        5 years
         Transportation equipment                                  5 years


G.       REAL ESTATE HELD FOR DEVELOPMENT AND SALE:


    Property and mortgages are carried at the lower of cost or market, less the costs to sell. The methods for valuing property and mortgages where current appraisals are unobtainable, is based on management's best judgements regarding the economy and market trends. These factors cannot be precisely quantified and verified. As a result, estimates may change based on ongoing evaluation of future economic and market trends. Such judgements are based on management's knowledge of real estate markets in general and of sale or rental prices of comparable properties in particular.


H.       LEASES:

    Leases which transfer substantially all of the risks and benefits of ownership are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased properties at the beginning of the respective lease terms. Such assets are depreciated in the same manner as owned assets. Interest expense relating to the lease liabilities is recorded to effect constant rates of interest over the terms of the leases. Leases which do not meet such criteria are classified as operating leases and the related rentals are charged to expense as incurred.

I.       LEASEHOLD COSTS:

    The Company has capitalized the applicable costs and related expenses of acquiring the leases for its various restaurants and is amortizing them over the terms of the applicable leases, ten to twenty years.


J.       TECHNICAL ASSISTANCE FEES:


    Technical Assistance Fees, represented initial franchise fees paid to Wendy's International at the inception of each franchised location, are capitalized and amortized on a straight-line basis over fifteen to twenty years, the term of the franchise.

K.       INCOME TAXES:

    Deferred income taxes are recognized for all temporary differences between the tax and financial reporting bases of the Company's assets and liabilities based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. The Company accounts for such deferred taxes pursuant to Financial Accounting Standards Board Statement No. 109.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995



NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)


L.       CASH AND CASH EQUIVALENTS:

    For purposes of the statement of cash flows, the company considers all highly-liquid, short-term investments with an original maturity of three months or less to be cash equivalents.

M.       CONCENTRATION OF RISK:

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, commercial paper maturing in less than 90 days and trade and notes receivables.

    As of February 28, 1997, the Company had concentrations of cash in bank balances totaling approximately $463,000 located at one bank, under two different accounts which exposes the Company to concentrations of credit risk.

    All trade receivables arise from the purchase of insurance claims receivable from several medical groups in the New York City area. The insurance claims are from various insurance companies.


    All note receivables are from the sale of real estate in New York and Connecticut. One purchaser accounts for approximately 92% of the total notes receivable (See Note 2).


    The Company's restaurant operations are all located in West Virginia and the Hudson Valley area of New York.

N.       USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


O.       FINANCE OBLIGATION:



    The Company entered into a sales-leaseback transaction that contained continuing involvement with the property that was sold. The Company guaranteed the mortgage of the buyer-lessor and sublet the property that was included in the lease-back (See Note 9B). The continuing involvement in the property precludes the use of sales-leaseback accounting, therefor no sale is recognized.



    The Company is using the financing method to report this transaction. The historical cost of the asset remains on the books of the Company and is currently being depreciated. The proceeds from the sale is reported as an interest bearing finance obligation at the rate of 8.25%. Rental payments to the buyer-lessor are applied against the finance obligation. The Company will continue to defer the sale of this property until such time that all continuing involvement ceases.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

NOTE 2: NOTES RECEIVABLE

         The Company has notes and mortgages receivable arising from the sale of real estate (See Notes 5 and 8C). These notes have various terms for payments of principal and interest and are collateralized by the underlying real estate. These notes bear interest ranging from 6% to 14%. The Company recognizes interest income on these notes on the accrual basis. These notes mature as follows:


                   1998                   $    81,202
                   1999                     2,403,900
                   2000                        18,134
                                          -----------
                                          $ 2,503,236
                                          ===========



         The Company continually evaluates its notes receivable that are 90 days past due as to the collectibility of principal and interest. The Company considers the financial condition of the debtor, the outlook of the debtor's industry, decrease in the ratio of collateral values to loans and any prior write downs on loans. The above considerations are all used in the determination as to whether the accrual method should be suspended on any notes receivable.



         As of February 28, 1997 and February 29, 1996, all notes receivable were performing. There is no allowance for loss because the market value of the collateral, less costs to sell is greater than the related notes receivable. There is no known information about possible credit problems of debtors which would cause management to have serious doubts as to the ability of such debtors to comply with the present note repayment terms.


    The notes receivable consist of the following:

         Goshen, NY (Construction Company)                  $ 2,310,000
         Pound Ridge, NY (Individual)                           150,000
         Middletown, CT (Individual)                             43,236
                                                            -----------
                                                            $ 2,503,236
                                                            ===========



         In addition to the above notes, an additional second mortgage receivable in the amount of $1,854,834 is due from the sale of a building in Granby, CT. The Company is precluded from recognizing the sale from this transaction because of continuing involvement with the property (See Note 1-O). This transaction is being reported as a financing. All payments received under this note are added to the finance obligation. This note was performing as of February 28, 1997.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995



NOTE 2: NOTES RECEIVABLE



    An analysis of the allowance for loan losses is as follows:


                                                             February 28,             February 29,           February 28,
                                                                 1997                     1996                   1995
                                                              -----------             ------------           ------------
    Balance at the beginning
         of period                                            $         -             $          -           $          -

    Charge-offs:
    Real estate-construction                                            -                        -                      -
    Real estate-individual mortgages                                    -                        -                      -
                                                              -----------             ------------           ------------
                                                                        -                        -                      -
                                                              -----------             ------------           ------------

    Recoveries:
    Real estate-construction                                            -                        -                      -

    Real estate-individual mortgages                                    -                        -                      -
                                                              -----------             ------------            -----------
                                                                        -                        -                      -
                                                              -----------             ------------            -----------

    Net charge-offs                                                     -                        -                      -
                                                              -----------             ------------            -----------

    Additions charged to operations                                     -                        -                      -
                                                              -----------             ------------            -----------

    Balance at end of period                                  $         -             $          -            $         -
                                                              ===========             ============            ===========

    Ratio of net charge-off during
         the period to average loans
    outstanding during the period                                      0%                       0%                     0%
                                                              ===========            =============           ============



    There were no changes in the allowance for loan losses because all loans were performing.



    An analysis of the allocation of the allowance for loan losses is as follows:


                                                   February 28,                February 29,                February 28,
                                                       1997                        1996                        1995
                                           ----------------------      ----------------------      ----------------------
                                                       Percent of                  Percent of                  Percent of
                                                         loans in                    loans in                    loans in
                                                             each                        each                        each
                                                         category                    category                    category
    Balance at end of period                             to total                    to total                    to total
    Applicable to:                          Amount          loans       Amount          loans       Amount          loans
    --------------                         -------      ---------      -------      ---------      -------      ---------
    Domestic
      Real estate-
             construction                $       -            92%      $     -            39%      $     -             -
      Real estate-
             individual
               mortgages                         -             8%            -            61%            -             -

    Foreign                                      -             -             -           -               -             -
    Unallocated                                  -             -             -           -               -             -
                                         ---------      --------      ---------    ---------      ---------    ---------

                                                             100%                        100%                          -
                                                        ========                   =========                   =========

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995


NOTE 3: FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

    Finance receivables consists of the following:

                                                  February 28,          February 29,
                                                      1997                  1996
                                                  -----------           ------------
         Purchase of accounts receivable          $ 1,511,463           $ 629,291
         Allowance for credit losses                 (145,218)           (145,218)
         Deferred finance income                     (127,354)                 --
                                                  -----------           ---------
         Finance receivables, net                 $ 1,238,891           $ 484,073
                                                  ===========           =========


NOTE 4: PROPERTY, LAND AND EQUIPMENT

    Property, Land and equipment consists of the following assets:

                                                                February 28,             February 29,
                                                                    1997                     1996
                                                                ------------             ------------
         Land                                                   $    920,000             $    230,000
         Land improvements                                           296,600                   90,100
         Buildings                                                 2,377,790                1,877,725
         Restaurant equipment                                      2,571,281                2,336,106
         Leasehold improvements                                      683,210                  588,204
         Computer equipment                                           47,985                   29,132
         Register systems under capital leases                       218,803                  218,803
         Transportation                                                3,800                    3,800
                                                                ------------             ------------
         Total                                                     7,119,469                5,373,870
         Less: Accumulated depreciation                            1,960,709                1,429,387
                                                                ------------             ------------
         Property and equipment, net                            $  5,158,760             $  3,944,483
                                                                ============             ============


NOTE 5: REAL ESTATE HELD FOR DEVELOPMENT AND SALE

    The borrowers on several mortgages defaulted on their loan payments and the Real Estate Division (the division) successfully foreclosed on the underlying properties. These properties have been capitalized at the value of the mortgage debt. Some of the properties have been written down to fair market value where the capitalized value exceeded the fair market value.

    The foreclosed properties are shown net of co-investors. Co-investors were used to finance the original mortgages receivable. Upon foreclosure, when the recovery is for a lesser amount than the principal amount of the mortgage, the division agreed that the first 10-15% of the losses, if any, upon the liquidation of the collateral, shall be borne by it.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995



NOTE 5: REAL ESTATE HELD FOR DEVELOPMENT AND SALE (CONT'D)



    The following properties are included in real estate held for development and sale:

                                                 February 28,           February 29,
                                                     1997                   1996
                                                  ----------            ----------
         A. Hunter, NY                            $1,097,897            $1,072,897
         B. Brookfield, CT                           476,472               455,559
         C. Goshen, NY                                     -               306,304
         D. Pound Ridge, NY                                -               225,000
         E. Middletown, CT                                 -               186,600
         F. Granby, CT                                     -                     -
                                                  ----------            ----------
                                                   1,574,369             2,246,360
         Less: Due to co-investors                  (145,000)             (225,000)
                                                  ----------            ----------
                                                  $1,429,369            $2,021,360
                                                  ==========            ==========


    There has been no allowance for losses since February 28, 1994, when all of the real estate was written down to the lower of cost or market, less costs to sell.

A.       HUNTER, NY

    These are condominium units and land held for development and sale at the base of Hunter Mountain in Greene County, New York (See Note 9F).

B.       BROOKFIELD, CT

    These are two parcels of land in Brookfield, Connecticut. The original mortgage of $430,000 was held, less $70,000 due to co-investors. The Company foreclosed upon the property. Current appraisals for the two parcels of land are for $290,000 and $225,000. The property is valued at the face value of the mortgage plus foreclosure costs and capitalized costs on the balance sheet because this amount is less than its fair market value.


C.       GOSHEN, NY


    A first mortgage was held on 90% of a parcel of land in Goshen, New York, and a second mortgage on 10% of this same property. The property had been foreclosed upon and was owned by the division. An action was instituted against the village of Goshen to enforce a subdivision plan for the property. During fiscal year 1994 this property had been written down to $380,000 which represented its fair market value as vacant land. During fiscal year 1996, 32 lots of the 165 lots were sold for $484,800, reducing the $380,000 to $306,304 representing the amount at which the remaining 133 lots are included above. During fiscal 1997, the remaining lots were sold for $2,014,950 (See Notes 2 and 9D).

    The consideration received did not satisfy the initial investment criteria which would be required in order to use the full accrual method of profit recognition. The sale was accounted for using the installment method, resulting in a deferral of income until the initial and continuing investment criteria is sufficient (See Note 1D and 8C). The balance of long-term deferred income at February 28, 1997 and February 29, 1996 was $2,317,248 and $567,363, respectively. For the years ended February 28, 1997 and February 29, 1996, $152,950 and $36,200 was collected which resulted in the recognition of income in the amounts of $110,385 and $30,372, respectively.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995


D.       POUND RIDGE, NY

    The division held the first mortgage on four acres of residential land in Pound Ridge, New York. During fiscal 1994 this property had been written down to $225,000 based upon an appraisal. This property was sold during fiscal 1997 for $225,000 (See Note 2).

E.       MIDDLETOWN, CT

    The division held the first mortgage on seven parcels of land in Middletown, Connecticut, and the third mortgage on the home of the borrower. The amount of the mortgages were for $550,000, less $40,000 due to participants. Based upon appraisals this property had been written down to $300,000. It was then owned by the division as a result of the foreclosure of the mortgages. During fiscal year 1996, two properties were sold, leaving a balance of $186,600. During fiscal 1997, the remaining property was sold.

F.       GRANBY, CT

    This was a partially built office building in Granby, Connecticut, which FRM owned as a result of the foreclosure of the first mortgage on the property which was acquired for approximately $1,000,000. Based on a current appraisal the property had been written down to $900,000 during fiscal 1994.


    This property was sold during fiscal 1996 for $4,800,000 (See Notes 2, 9D-1, and 9H). Due to continuing involvement with this property as discussed in
    Note 1-O, the sale of the property was not recognized and is being accounted for using the financing method.



NOTE 6: LOANS RECEIVABLE


    Wendcello Corp. has made certain loans to its President who is not an officer or director of Nexus. At February 28, 1997 and February 29, 1996 $92,526 and $87,226 were outstanding. Included in this amount was $5,300 of interest accrued at 9% per annum. The loans have no specific repayment terms and are accordingly reported as non-current.

NOTE 7: NOTES PAYABLE

    The Food Service Companies entered into the following notes and capital leases payable:

A.       CAPITAL LEASES PAYABLE:

1) In January 1995, they entered into a lease for new cash register systems. Sixty payments of $2,442 commenced April 1995. At the conclusion of the lease, the equipment may be purchased for $12,150. This lease was capitalized including the purchase option utilizing an imputed interest rate of 9.37%.

2) In May 1995, additional new cash register systems were leased. Sixty payments of $1,936 commenced June 1995. At the conclusion of the lease, the equipment may be purchased for $8,797. This lease was capitalized including the purchase option utilizing an imputed interest rate of 10.8%.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995



NOTE 7: NOTES PAYABLE (CONT'D)



A.           CAPITAL LEASES PAYABLE (CONT'D):


    Minimum lease payments including imputed interest and principal through maturity are as follows:

             Year-Ending               Minimum                 Amounts Representing
             February              Lease-Payments          Interest         Principal
             --------              --------------          --------         ---------
                1998                    $  52,535          $ 13,977         $  38,558
                1999                       52,535             9,944            42,591
                2000                       52,535             5,486            47,049
                2001                       27,798               451            27,347
                                        ---------          --------         ---------
                Total                   $ 185,403          $ 29,858         $ 155,545
                                        =========          ========         =========


B.           NOTES PAYABLE:

1)       Bank:

         A loan for $350,000 was used to finance the renovations and equipment of a restaurant in Chester, New York. This loan is for a term of five years and is payable in monthly principal payments of $4,167 plus interest at 1% above prime through September 29, 2000 at which time a balloon payment of $100,000 plus accrued interest is due. The loan is secured by all the inventory, furniture, fixtures and equipment of Wendcello and is guaranteed by the three executive officers.

2)       Bank:

         On May 1, 1995, a loan for $200,000 from a local bank pursuant to a promissory note and term loan agreement. The note is for a term of ten years, bearing interest at one percent above the prime rate. Monthly principal payments of $2,755 including interest commenced June 1, 1995.

         The note is secured by all the personal property at the new Martinsville, West Virginia restaurant and is guaranteed by the Wendclark's Chairman, President and Vice President.


3)       Purchase Money Note Payable:


         The consideration for the land purchased to extend a Wendy's parking lot was $50,000, of which $5,000 was paid in cash and the balance by delivery of five-year, 5%, $45,000 purchase money note secured by a deed of trust. The note is payable in five annual installments of $10,394 on April 1, 1995 through 1999.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995



NOTE 7: NOTES PAYABLE (CONT'D)



B.           NOTES PAYABLE (CONT'D):


4)       Mortgage Payable:

         In June 1996, a loan was obtained for new financing in the aggregate amount of $1,680,000. The loan was used to exercise the option to purchase the land and buildings of the four restaurants leased from Wendy's (See Note 9B). The loan bears interest at 9.25% over its term and requires 60 monthly payments of $15,387 including principal and interest calculated on a 20 year amortization basis. A balloon payment will be required after five years. The loan, which required an $8,400 origination fee in addition to other closing costs aggregating $41,913, is secured by a first deed of trust on the realty of and the equipment at the four restaurants and is guaranteed by Wendclark's three executive officers. The loan agreement imposes various affirmative and negative covenants upon Wendclark relating to the conduct of business, maintenance of insurance, submission of financial statements of Wendclark and its guarantors, compliance with certain financial ratios, restrictions on dividends, management fees and the sale of Wendclark's outstanding capital stock.

5)       Medical Financial Corp., Bank:

         A $300,000 line of credit was obtained from a bank. The line expires on August 30, 1997 and bears interest at the rate of prime plus 1.5%. The line is collateralized by a blanket lien on all of Medical Financial Corp's assets and is guaranteed by FRM. The bank may withdraw this line, if at any time the bank determines the collateral to be inadequate, deems itself insecure or at any time after the occurrence of an event of default. There were no commitment fees paid in connection with this line of credit.

The amounts outstanding on all of the capital leases and notes payable were as follows:

                                     February 28,               February 29,
                                         1997                       1996
                                     ------------               ------------
  Capital leases                     $    155,545               $    191,852
  Bank loans-term                         460,570                    526,539
  Bank loan-Credit line                   100,000                          -
  Purchase money note                      28,219                     36,716
  Mortgaged real estate                 1,662,171                          -
                                     ------------               ------------
                                        2,406,505                    755,107
  Less current maturities                 244,441                    109,182
                                     ------------               ------------
  Long-term debt                     $  2,162,064               $    645,925
                                     ============               ============



Annual principal maturities for all of these notes as referred to above for the years ended February 28, are as follows:



                                1998                      $  205,883
                                1999                         111,159
                                2000                         116,956
                                2001                         200,434
                                2002                       1,536,370
                          Thereafter                          80,158
                                                          ----------
                                                          $2,250,960
                                                          ==========

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995


NOTE 8: RELATED PARTY TRANSACTIONS

A.           MANAGEMENT AGREEMENT:

         The day-to-day operations of the Food Service Division are managed by Cello and Clark Management Corps., respectively. The management companies are affiliated with the subsidiaries in that certain of its officers and/or directors (none of whom are officers or directors of Nexus) are also officers and/or directors of the subsidiaries. The management agreement took effect upon the purchase of the restaurants and is to remain in effect as long as the subsidiaries continue to own the restaurants.

         The management agreement grants the management company complete authority with respect to day-to-day operations, all of which is carried out under the subsidiaries' name. Any non-routine matters such as the purchase or sale of real property or fixed assets, assignment or sublease of a lease, any proposed borrowing or financing or participation in a joint venture including the exercise of the purchase option granted by the seller or Wendy's requires the joint approval of the subsidiaries' and the management company.

         The management agreement provides for a basic fee equal to thirty percent in Wendcello and forty percent in Wendclark of pre-tax cash flow determined annually and paid on an estimated basis quarterly to be adjusted when annual results are known. The management fees were $ 68,600 in 1997, $117,500 in 1996 and $178,000 in 1995. The agreement further provides for an incentive fee equal to thirty and forty percent of the pre-tax proceeds of the sale or refinancing of any assets owned or later acquired by the subsidiaries less any amounts used to buy replacement assets or to pay off any refinanced obligations. Whenever basic or incentive fees are paid, the subsidiaries must pay a dividend to its parent equal to two and one-third times and one and one-half times the amount of the fee paid to Cello and Clark Management Corps., respectively.

         The agreement further provides that in the event the subsidiaries exercise the purchase option for the real property granted by Wendy's International, the parent Company and the management company shall share in the capital funding thereof (that is, for the portion which cannot be financed through third parties). For any period in which cash flow is negative, working capital advances shall be made to the subsidiaries by its parent and management company in the ratio of 7 to 3 and 3 to 2 for Wendcello and Wendclark, respectively.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

NOTE 8: RELATED PARTY TRANSACTIONS (CONT'D)

B.           CONSULTING AGREEMENT:

         Wendclark has a three-year consulting contract with its Chairman (who is not an officer or director of Nexus) renewed in 1996 through March 31, 1999 providing for a monthly fee of $1,150 plus reasonable expenses. For fiscal 1997, 1996 and 1995, $13,650, $12,600 and $12,550 were incurred pursuant to this contract. At expiration, the agreement is automatically renewable for as long as Wendclark remains in business at not less than the current fee.

C.           NOTES RECEIVABLE:


         The transaction involving the sale of land in Goshen, NY (See Notes 1C and 5C) and the related note receivable (See Note 2) was with Windemere in the Pines at Goshen, Inc., a part of the Windemere Group of construction companies, in which Jed Schutz, a director of Nexus, is an officer, director and shareholder. This sale was accounted for using the installment method since recovery of the cost of the property is reasonably assured if the buyer defaults on the notes receivable (See
         Note 1C-2). The selling price of this land was $2,014,950 in fiscal 1997 and $484,200 in fiscal 1996, resulting in a deferred profit of $1,453,646 in fiscal 1997 and $406,624 in fiscal 1996 (See Note 9D-2).
         $110,385 of the deferred profit was recognized in fiscal 1997 and $30,372 was recognized in fiscal 1996. The balance of the notes receivable at February 28, 1997 and February 29, 1996 were $2,310,000 and $448,000, respectively. It is management's opinion that this transaction would be at the same terms had the parties not been related.


NOTE 9: COMMITMENTS AND CONTINGENCIES

A.           FRANCHISE AGREEMENT COMMITMENTS:

         The food service subsidiaries are the franchisees for the sixteen Wendy's Restaurants it owns and operates. The franchise agreements obligates the subsidiaries to pay to Wendy's International a monthly royalty equal to 4% of the gross sales of each restaurant during the month, or $250, whichever is greater.

         Additionally, the subsidiaries must contribute to Wendy's National Advertising Program 2.5% of the gross sales and spend not less than 1.5% of the gross sales of each restaurant for local and regional advertising. These advertising costs are expensed as incurred.

B.           MINIMUM OPERATING LEASE COMMITMENTS:

         The Wendy's restaurants entered into various leases, with various clauses relating to real estate taxes, common charges, renewals and percentage rent with certain minimum payments.

         Rent expense for these restaurants, were as follows:

                                             February 28,      February 29,       February 28,
                                                 1997              1996               1995
                                             ------------      ------------       ------------
             Base rentals                    $    729,000      $    665,750       $    638,750
             Contingent rentals                   277,607           324,717            347,900
                                             ------------      ------------       ------------
                               Total         $  1,006,607      $    990,467       $    986,650
                                             ============      ============       ============

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

NOTE 9: COMMITMENTS AND CONTINGENCIES (CONT'D)

B.           MINIMUM OPERATING LEASE COMMITMENTS (Cont'd):

         In June, 1996 the division exercised its option to purchase the land and buildings of the four restaurants it was leasing from Wendy's for $1,680,000 (See Note 7B-4). The purchase option agreement required Wendy's to be given the right of first refusal, for a period of twenty years, in the event the properties are resold.

         In July, 1994 Nexus moved its executive offices to office facilities that are leased under a three year and eight month lease expiring on February 28, 1998.

         Subject to annual real estate adjustments, and additional rent in excess of base sales, the following is a schedule of future minimum rental payments required under the above operating leases as of February 28,:

             Year Ending
               February
             -----------
             1998                                          $   739,436
             1999                                              711,230
             2000                                              714,851
             2001                                              710,180
             2002                                              714,346
             Thereafter                                      6,001,419
                                                           -----------
             Total                                         $ 9,591,462
                                                           ===========


         On March 1, 1996, pursuant to an agreement for the sale of real estate, Nexus leased back 50% of the building that was sold for a period of ten years. The Company is obligated to pay for construction and landscaping costs necessary to complete the building. The lease calls for monthly rent payable in the period from March 1, 1996 throughout April 1, 1998, on the first day of each such month in said period, shall be determined by the following formula: the sum of (i) $10,500, (ii) the monthly payments due in said month for principal and interest on the first and purchase money notes, namely $34,833 (See Note 2) and (iii) the operating expenses payable by the landlord for said month pursuant to this lease and an existing lease on the remainder of the building, less, (iv) the rent receivable from the existing lease for said month under that lease. Commencing May 1, 1998 and for the balance of the term, the annual base rent on a monthly basis is $35,290.33 per month.



         On June 20, 1997, the Company sublet the entire space covered under the lease, with any profit accruing to the Company. The sublease is part of the Real Estate Division of the Company (See Note 1-O).


C.           CONTRACTS:

1) The Company has a three year employment contract with one of its executive officers commencing January 1, 1995 through December 31, 1997. The base salary for this executive is $120,000 in 1996, and $130,000 in 1997 plus an unaccountable expense allowance of $5,000 per year, plus any other reasonable expenses. In, addition he received a bonus of $60,000 in 1996.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

NOTE 9: COMMITMENTS AND CONTINGENCIES (CONT'D)

C.           CONTRACTS (Cont'd):

2) The Food Service Division subsidiaries have three-year consulting contracts with one of its executives and another consultant renewed in 1993 providing for a total fee of approximately $1,750 per month, plus reasonable expenses. At expiration, the agreements are automatically renewable thereafter for as long as these subsidiaries remain in business at not less than the current fee. For fiscal 1997, 1996 and 1995 $29,500, $27,000 and $27,000 was incurred pursuant to this contract.

D.           SALE OF REAL ESTATE:


1) The sale of real estate referred to in (Note 5F) includes a note receivable from the buyer. Upon full collection of the second mortgage receivable as referred to in Note 2 for Granby in the amount of $1,854,834, an additional liability will be due and payable to the co-investors of the original mortgage for approximately $150,000. If the note is not collected in full, an amount substantially less will be paid. An accrual is not included for this amount because there is no obligation to pay the co-investors until full payment of the note is received.


2) The Company received additional consideration for the land sold in Goshen, N.Y., which is not included among the notes receivable (See Notes 2, 5C and 8C). This was a purchase money debenture payable to PSI Capital Corp. for $2,499,750 which matures on February 28, 2002 together with interest at the rate of 6% per annum payable at maturity, but subject to increase or decrease, as set forth below, contingent on the sale of the single family residences to be built on the 165 lots which were sold. There is no interest income being accrued on this debenture. The collection of this purchase money debenture is contingent upon the sale of single family residences at a profit, therefore, none of this amount is included in income.

         Prior to the maturity date, the principal sum of this debenture shall be prepaid as each of the single family residences constructed on the real estate are conveyed to the end purchaser, each such prepayment to be equal to at least 50% of the net profit to the buyer with respect to said sale. The buyer agrees to take such action as is necessary to construct and sell the one family residences and the buyer shall not sell any portion of the real estate except to an end purchaser of said residences. Upon the sale of the last residence that is built or could be built on the real estate, the parties shall compute the amount of the buyer's net profit on all residences constructed on the real estate (the "final net profit of the buyer"). If 50% of the final net profit of the buyer is (i) more that $2,499,750, the excess shall be paid to the seller at the time or (ii) less than $2,499,750, the deficiency shall not be payable by the buyer and the debenture shall be deemed fully paid. At that date the interest shall be adjusted to reflect the actual principal sum of the debenture already paid.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

NOTE 9: COMMITMENTS AND CONTINGENCIES (CONT'D)

E.           FORMATION OF FRM NEXUS (FORMERLY PSI SETTLEMENT CORP):

         In 1993, Shareholders of Programming and Systems, Inc. (PSI) brought a class action against PSI and certain of its officers in the United States District Court for the Southern District of New York, which was settled by a Stipulation of Settlement dated as of November 15, 1993(the "Stipulation"), pursuant to which PSI Settlement Corp. (Nexus) was formed. On January 21, 1994 Judge Robert Sweet signed the Order confirming the Stipulation. Pursuant to that Stipulation (i) the eligible shareholders of PSI received a pro-rata distribution of $1,400,000, after deduction of the fees and expenses of the class action, which amounted to fifty cents per share, and (ii) all the shares of Nexus were delivered to Escrow Agents to hold for the benefit of all shareholders of PSI. Pursuant to the Orders of Judge Sweet, PSI transferred certain assets to Nexus as specified in the Stipulation and the Court's Orders. These payments, including the shares of Nexus, fully settled all of the claims by PSI shareholders that could have been asserted against PSI and the other defendants in the class action.

         On June 12, 1995 Judge Sweet signed an Order approving an amendment of the Stipulation which permitted Nexus to operate as an ongoing entity rather than liquidating its assets, provided the escrowed shares of Nexus were delivered out to PSI shareholders by June 12, 1997 and listed for trading on NASDAQ.

         In addition to settling the class action and making payment to shareholders, PSI has now settled the action by the Securities and Exchange Commission against it and resolved the material claims and lawsuits which arose out of its discontinued vocational school operations. At the present time, PSI is indebted to (i) the United States for $1,000,000 by reason of the fraudulent conduct of a former chief executive officer, (ii) to the Internal Revenue Service for $416,000 representing excess refunds of income taxes made by IRS to PSI plus interest thereon and (iii) to a former landlord of a PSI school for $98,621. While PSI may not be able to pay its debts in full, Nexus is not responsible for their payment, will defend against any claim that may be instituted and management believes it will be successful.

F.           LITIGATION:

         The Yolo Capital subsidiary (Yolo) filed an action against the former management for breach of management agreements and for conversion of monies resulting from cutting wood on its property in Hunter, NY. The defendants have counterclaimed against Yolo for breach of contract, interference with contract, conversion and conspiring to interfere with their contracts. The defendants are seeking damages amounting to over $2,000,000. Yolo's legal counsel believes that the counterclaims will be dismissed.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

NOTE 9: COMMITMENTS AND CONTINGENCIES (CONT'D)

G.           BANKRUPTCY:

         On March 25, 1992, PSI Capital Corp. filed for relief under Chapter 11 of the Bankruptcy Code. This filing was done in order to protect second mortgage positions on two of the properties. This action provided PSI Capital Corp., with sufficient time to negotiate with the holders of prior mortgages and secure PSI Capital Corp's interest in the properties. A plan of reorganization has been filed and PSI Capital Corp. expects to complete the Chapter 11 proceeding by the fiscal year ending February 28, 1998.

H.           LOAN GUARANTY:


         The proceeds from a mortgage loan obtained by the purchaser of the property in Granby, CT. were received by the Company in connection with property's sale. As part of the refinancing, Nexus guaranteed payment of this mortgage. The initial monthly payment of $16,435 includes interest and principal. The term of the loan is 25 years.


         The interest rate was fixed at closing based upon the five-year U.S. Treasury Note Constant Maturity Yield plus 2.75% and continues at that rate for the first five years of the loan. Then repricing at the fifth, tenth, fifteenth and twentieth year anniversaries at a rate equal to the then 5-year U.S. Treasury Note Constant Maturity Yield rate on said anniversary date plus 2.75%. The Interest rate will have a ceiling of 12% and a floor of 7% for the first adjustment (year 6) only.


         The amount outstanding with respect to this loan guaranty as of February 28, 1997 and February 29, 1996 was $1,898,408 and $ -0-,
         respectively.


NOTE 10: INCOME TAXES

         The provision for (benefit from) income taxes consist of the following:

                                                          February 28,               February 29,             February 28,
                                                             1997                       1996                     1995
                                                           ---------                  ---------                 --------
             Currently payable:
             Federal                                       $       0                  $       0                 $      0
             State                                            76,288                     14,637                   76,821
                                                           ---------                  ---------                 --------
             Total currently payable                          76,288                     14,637                   76,821
                                                           ---------                  ---------                 --------

             Deferred:
              Federal                                      $       0                  $       0                 $      0
              State                                          (64,218)                    13,611                   (6,817)
                                                           ---------                  ---------                 --------

             Total deferred                                  (64,218)                    13,611                   (6,817)
                                                           ---------                  ---------                 --------
             Total                                         $  12,070                  $  28,248                 $ 70,004
                                                           =========                  =========                 ========


         Nexus filed consolidated federal tax return with PSI through August 12, 1996, which has no federal tax liability due to current and prior year net operating losses. After August 12, 1996, Nexus and its subsidiaries will file a consolidated tax return without PSI (See Note 1B).

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

NOTE 10: INCOME TAXES (CONT'D)


         Significant components of deferred tax assets (liabilities) were as follows:


                                              February 28,        February 29,         February 28,
                                                  1997                1996                 1995
                                              -----------         -----------          -----------
             Tax loss carryforwards           $   218,743         $ 1,889,126          $ 1,817,195

             Property, plant and
               equipment                                -                   -                6,817

             Installment sale of
               real estate                         63,188               1,996                    -
                                              -----------         -----------          -----------
                                                  281,931           1,891,122            1,824,012

             Less: Valuation
               allowance                         (218,743)         (1,889,126)          (1,817,195)
                                              -----------         -----------          -----------

             Deferred tax assets              $    63,188         $     1,996          $     6,817
                                              ===========         ===========          ===========

             Property, plant and
               equipment                      $    (5,764)        $    (8,790)         $         -
                                              -----------         -----------          -----------

             Deferred tax
               liabilities                    $    (5,764)        $    (8,790)         $         -
                                              ===========         ===========          ===========


         The following is a reconciliation of the statutory federal and effective income tax rates for the years ended:

                                               February 28,         February 29,         February 28,
                                                   1997                 1996                 1995
                                               ------------         ------------         ------------
                                                   % of                 % of                 % of
                                                   Pretax                                   Pretax
                                                  Income               Income               Income
                                               ------------         ------------         ------------

         Statutory federal income
           tax expense rate                              0%                   0%                34.0%

         State taxes, less federal
           tax effect                                    0                    0                  7.0

         Permanent differences                           0                    0                  1.8

         Utilization of prior net
           operating losses                              0                    0                (28.4)
                                               -----------          -----------          -----------

                                                         0%                   0%                14.4%
                                               ===========          ===========          ===========


         As required under SFAS 109, the Company must provide for the future benefits of its net operating loss (NOL) carryforwards. The Company, however, has taken a 100% valuation allowance against all NOL carryforwards. A 100% valuation allowance was taken due to a history of operating losses and the uncertainty of generating profits in the foreseeable future.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

NOTE 10: INCOME TAXES (CONT'D)

             The Company has a pre-tax loss of approximately $518,000 from August 12, 1996 to February 28, 1997 (See Note 1B). These losses will be available for future years, expiring February 28, 2012. The Company has taken a 100% valuation allowance against this NOL carryforward, for the same reasons as stated above.

NOTE 11: TRANSFER OF ASSETS FROM PARENT

         Pursuant to Court Order as discussed in Note 1B, the following assets and subsidiaries were transferred from PSI TO Nexus during the year ended February 29, 1996:


             Shares of PSI Subsidiaries                            $  534,419
             Cash value of Officers' Life Insurance                    58,875
             Real estate held for development and sale                869,413
             Misc. receivables                                         24,924
                                                                   ----------

                         Total                                     $1,487,631
                                                                   ==========



         These assets were transferred at historical cost. The fair market value at the time of transfer was greater than or equal to the historical cost.

                                 FRM NEXUS, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

NOTE 12: BUSINESS SEGMENT INFORMATION

The following analysis provides segment information for the three industries in which the Company operates:

                                              Food                                        Medical
           1 9 9 7                           Service            Real Estate              Financing              Total
          ---------                        -----------          -----------             -----------          --------
         Net Sales                         $16,263,323          $   819,628             $   216,521          $17,299,472
                                           ===========          ===========             ===========          ===========

         Operating Profit(loss)            $    99,075          $(1,423,852)            $    77,838          $(1,246,939)
                                           ===========          ===========             ===========          ===========

         Identifiable Assets               $ 4,965,638          $ 7,226,689             $ 1,469,898          $13,662,225
                                           ===========          ===========             ===========          ===========

         Capital Expenditures              $ 2,056,264          $         -             $    18,853          $ 2,075,117
                                           ===========          ===========             ===========          ===========

         Depreciation and
             Amortization                  $   532,909          $    63,512             $     3,777          $   600,198
                                           ===========          ===========             ===========          ===========



                                              Food                                        Medical
           1 9 9 6                           Service            Real Estate              Financing              Total
          ---------                        -----------          -----------             -----------          --------

         Net Sales                         $14,536,291          $   292,502             $   253,857          $15,082,650
                                           ===========          ===========             ===========          ===========

         Operating Profit (Loss)           $   (60,083)         $  (277,185)            $   138,544          $  (198,724)
                                           ===========          ===========             ===========          ===========

         Identifiable Assets               $ 3,491,533          $ 5,462,935             $   586,487          $ 9,540,955
                                           ===========          ===========             ===========          ===========

         Capital Expenditures              $   797,207          $         -             $         -          $   797,207
                                           ===========          ===========             ===========          ===========

         Depreciation and
             Amortization                  $   437,210          $         -             $         -          $   437,210
                                           ===========          ===========             ===========          ===========



           1 9 9 5                           Service            Real Estate              Financing              Total
          ---------                        -----------          -----------             -----------          --------

         Net Sales                         $14,523,900          $         -             $         -          $14,523,900
                                           ===========          ===========             ===========          ===========

         Operating Profit (Loss)           $   621,746          $  (123,030)            $   (11,495)         $   487,221
                                           ===========          ===========             ===========          ===========

         Identifiable Assets               $ 3,104,880          $ 2,121,898             $   201,718          $ 5,428,496
                                           ===========          ===========             ===========          ===========

         Capital Expenditures              $   300,092          $         -             $         -          $   300,092
                                           ===========          ===========             ===========          ===========

         Depreciation and
             Amortization                  $   364,352          $         -             $         -          $   364,352
                                           ===========          ===========             ===========          ===========


All revenue is generated in the eastern portion of the United States.

                   [MICHAEL, ADEST & BLUMENKRANTZ LETTERHEAD]



                         INDEPENDENT AUDITORS' REPORT ON
                            SUPPLEMENTARY INFORMATION
          REQUIRED BY RULE 5-04 OF REGULATION S-X OF THE SECURITIES AND
                               EXCHANGE COMMISSION





FRM Nexus, Inc. and Subsidiaries
Board of Directors and Stockholders



We have audited the financial statements of FRM Nexus, Inc. and Subsidiaries as of February 28, 1997 and February 29, 1996 and for each of the three years in the period ended February 28, 1997 and have issued our report thereon dated May 9, 1997. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The information contained in Schedules II, III and IV on the following pages are presented for purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by rule 5-04 of Regulation S-X of the Securities and Exchange Commission. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.





                              /s/ Michael, Adest & Blumenkrantz



                              Michael, Adest & Blumenkrantz
                              Certified Public Accountants, P.C.



May 9, 1997

                        FRM NEXUS, INC. AND SUBSIDIARIES

                   CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

                                FEBRUARY 28, 1997



Schedule I - Condensed financial information of registrant

             DOES NOT APPLY



Schedule II - Valuation and qualifying accounts


         Column A               Column B                                   Column C                    Column D          Column E
                                                                          Additions
                                                             --------------------------------
         Description                        Balance                                                 Deductions            Balance
                                                at              Charged               Charged                               at
                                           beginning               to                    to                               end of
                                                of            costs and                other                              period
                                             period            expenses              accounts
                                                                                     describe
                                            --------           --------             ---------       ----------          --------
February 28, 1995:

Allowance for
         credit losses                      $      -           $145,218             $       -       $        -          $145,218
                                            ========           ========             =========       ==========          ========

February 29, 1996:

Allowance for
         credit losses                      $145,218           $      -             $       -        $       -          $145,218
                                            ========           ========             =========        =========          ========

February 28, 1997:

Allowance for
         credit losses                      $145,218           $      -             $       -       $        -          $145,218
                                            ========           ========             =========       ==========          ========

                        FRM NEXUS, INC. AND SUBSIDIARIES

                   CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

                                FEBRUARY 28, 1997


Schedule III - Real Estate and Accumulated Depreciation



           Column     Column         Column          Column                     Column                  Column
              A          B             C               D                           E                       F

                                  Initial cost   Cost capita-                 Gross amount at
                                  to Company     lized subsequent             which carried at
                                                    to                        close of period
                                                 acquisition
                               ---------------  -------------------   --------------------------------
          Descrip-     Encum-                                                                            Accumu-
          tions 2    brances                                                                              lated
                                     Build-                                       Build-                  depre-
                                       ings      Impro-    Carry-                 ings                   ciation
                                Land    and     vements     ing       Land        and            Total
                                   improve-                 costs               improve-
                                      ments                                        ments


Partial
invest-
ment in
condo-
minium
deve-
lopment;
Hunter,
NY          $   -    $      -    $1,097,897    $     -    $     -    $      -    $1,097,897    $1,097,897   $    -

Unimpro-
ved land;
Brook-
field,
 CT             -     426,579             -          -     49,893     476,472             -       476,472        -
           ------    --------    ----------    -------    -------    --------    ----------    ----------   ------

Total      $    -    $426,579    $1,097,897    $     -    $49,893    $476,472    $1,097,897    $1,574,369   $    -
           ======    ========    ==========    =======    =======    ========    ==========    ==========   ======




                     Column      Column   Column
                        G          H        I

                                          Life on
                                           which
                                          depre-
                                          ciation

                      Date of                 in
                      const-      Date    latest
                      ruction    acqui-   income
                                  red     state-
                                          ments
                                          is com-
                                          puted

Partial
invest-
ment in
condo-
minium
deve-
lopment;
Hunter,
NY                     $    -   2/29/96  N/A

Unimpro-
ved land;
Brook-
field,
 CT                         -   5/11/92  N/A
                       ------

Total                  $    -
                       ======





The following is a reconciliation of the total amount at which real estate was carried for the years ended:

                                     February 28,               February 29,               February 28,
                                         1997                       1996                       1995
                             -------------------------   -------------------------   -------------------------
Balance at beginning
  of period                               $  2,246,360                $  2,287,975                $  2,484,513
Additions during period:

  Acquisitions through
    foreclosure              $       --                  $       --                  $       --
  Other acquisitions             25,000                   1,072,897                          --
  Improvements, etc                  --                          --                          --
  Capitalized carrying
    costs                        24,334         49,334       22,400      1,095,297        3,462          3,462
                             ----------   ------------   ----------   ------------   ----------   ------------

                                             2,295,694                   3,383,272                   2,487,975

Deductions during period:

  Cost of real
    estate sold                 721,325                   1,136,912                     200,000

  Other (Describe)                   --                          --                          --
                             ----------                  ----------                  ----------
                                               721,325                   1,136,912                     200,000
                                           -----------                  ----------                  ----------

Balance at close of period                $  1,574,369                $  2,246,360                $  2,287,975
                                           ===========                  ==========                  ==========

                        FRM NEXUS, INC. AND SUBSIDIARIES

                   CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

                                FEBRUARY 28, 1997


Schedule IV - Mortgage Loans on Real Estate



      Column           Column                 Column          Column        Column         Column         Column            Column
           A                B                      C               D             E              F              G                 H

    Descrip-         Interest         Final maturity        Periodic          Prior           Face       Carrying         Principal
   tion                 rate                    date         payment          liens        amount         amount            amount
                                                                term                           of             of                of
                                                                                        mortgages      mortgages     loans subject
                                                                                                                     to delinquent
                                                                                                                         principal
                                                                                                                       or interest
First Mortgages:
                                                            Interest
Unimproved land;                                            only to
Goshen, NY                 6%                2/28/99        maturity          None     $2,310,000     $2,310,000        $        -

                                                             $75,000
Unimproved land;                                                 per
Pound Ridge, NY            8%                6/19/98           annum          None        150,000        150,000                 -

Single family             12%                through              -             -         130,736         43,236                 -
residential;              to                 8/8/99
three mortgages           14%
under $20,000
each

                                                                                       $2,590,736     $2,503,236        $        -
                                                                                       ==========     ==========        ==========


The following is a reconciliation of the total amount at which mortgage loans were carried for the years ended:

                                        February 28,                      February 29,                      February 28,
                                            1997                              1996                              1995
                                 ---------------------------       ---------------------------       ---------------------------
Balance at beginning
  of period                                       $  466,702                        $       --                        $       --

Additions during period:

  New Mortgage loans             $2,049,034                        $  541,702                        $       --
  Other (describe)                                 2,049,034               --          541,702               --               --
                                 ----------       ----------       ----------       ----------       ----------       ----------

                                                   2,515,736                           541,702                                --

Deductions during period:

  Collection of
    principal                        12,500                            75,000                                --

  Foreclosures
  Cost of mortgage sold                                                                                      --
  Amortization of premium                                                                                    --
  Other (Describe)                       --           12,500               --           75,000               --
                                 ----------       ----------       ----------       ----------       ----------       ----------


Balance at close of period                        $2,503,236                        $  466,702                        $       --
                                                  ==========                        ==========                        ==========

                                EXHIBIT INDEX

All of the following exhibits were filed with the original Form 10, dated June 27, 1997, except Exhibit 10.04 which was filed with Amendment No. 1 to Form 10 and Exhibit 23.01 which is filed herewith.



Exhibit
Number            Description
------            -----------
  3.01            Certificate of Incorporation of the Company.
  3.02            Certificate of Amendment of Certificate of Incorporation of the Company.
  3.03            Amended By-Laws of the Company.
  3.04            Settlement Stipulation dated November 17, 1993.
  3.05            Court Order dated November 17, 1993
  3.06            Final Judgment and Order Approving Settlement.
  3.07            Amendment to Settlement Stipulation.
  3.08            Court Order Amending Final Judgment and Order.
  3.09            Stipulation and Order Authorizing Release of Shares From Escrow.
  3.10            Opinion re release of shares.
  4.01            Specimen Common Stock Certificate
  5.01            Opinion re legality of common stock.
 10.01            Agreement for sale of lots in Goshen, NY to Windemere in the Pines at Goshen,
                  Inc.
 10.03            Management Agreement for Wendy's Restaurants.
 10.04            Employment and Consulting Agreement of Peter Barotz.
 19.01            Letter to shareholders dated January 5, 1996.
 19.02            Letter to shareholders dated July 26, 1996.
 23.01            Consents of Michael, Adest & Blumenkrantz and Eric Weston.